                                                                   EXHIBIT 10.44

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                        PHYSICIANS RESOURCE GROUP, INC.
                                   Borrower

                    _______________________________________

                          FIRST AMENDED AND RESTATED
                                LOAN AGREEMENT

                       $20,000,000 REVOLVING CREDIT LOAN

                         Dated as of November 28, 1997


                   ________________________________________


                     NATIONSBANK OF TENNESSEE, N.A., AGENT

                        NATIONSBANK OF TENNESSEE, N.A.
                       AND ANY OTHER BANKS PARTY HERETO
                                    Lenders


================================================================================

                               TABLE OF CONTENTS



RECITALS................................................................. 1

I.     DEFINITIONS....................................................... 1
           1.1     Terms Defined in This Agreement....................... 1
           1.2     Terms Generally.......................................14

II.    LOANS AND LETTERS OF CREDIT.......................................14
           2.1     Amount of Revolving Credit Loan.......................15
           2.2     Use of Proceeds of Revolving Credit Loan..............15
           2.3     Revolving Credit Loan Notes...........................15
           2.4     Separate Commitments of Lender........................15
           2.5     Advances of Loans.....................................15
           2.6     Interest..............................................18
           2.7     Alternate Rate of Interest if LIBOR Unavailable.......19
           2.8     Change in Circumstances...............................20
           2.9     Change in Legality of LIBOR Loans.....................22
           2.10    Principal Repayment...................................22
           2.11    Prepayment of LIBOR Loans.............................22
           2.12    Prepayment of Base Rate Loans.........................23
           2.13    Reduction of Commitment...............................24
           2.14    Periodic Commitment Fee Based on Use of Facilities....24
           2.15    Letters of Credit.....................................24
           2.16    Up-Front Fee..........................................31
           2.17    Additional Closing....................................31

III.   CONDITIONS PRECEDENT..............................................32
           3.1     Conditions to Initial Advance and Issuance............32
           3.2     Conditions to Subsequent Loans and Issuances..........34
           3.3     Conditions to the Additional Closing..................34

IV.    REPRESENTATIONS AND WARRANTIES....................................35
           4.1     Capacity..............................................35
           4.2     Authorization.........................................35
           4.3     Binding Obligations...................................36
           4.4     No Conflicting Law or Agreement.......................36
           4.5     No Consent Required...................................36
           4.6     Financial Statements..................................36
           4.7     Fiscal Year...........................................36

           4.8     Litigation............................................36
           4.9     Taxes; Governmental Charges...........................37
           4.10    Title to Properties...................................37
           4.11    No Default............................................37
           4.12    Casualties; Taking of Properties......................37
           4.13    Compliance with Laws..................................37
           4.14    Compliance with Fraud and Abuse Laws..................38
           4.15    ERISA.................................................38
           4.16    Full Disclosure of Material Facts.....................38
           4.17    Accuracy of Projections...............................38
           4.18    Investment Company Act................................38
           4.19    Personal Holding Company..............................38
           4.20    Solvency..............................................38
           4.21    Chief Executive Office................................38
           4.22    Subsidiaries..........................................38
           4.23    Ownership of Patents, Licenses, Etc...................38
           4.24    Environmental Compliance..............................39
           4.25    Labor Matters.........................................39
           4.26    OSHA Compliance.......................................39
           4.27    Regulation U..........................................39
           4.28    Affiliate Transactions................................39
           4.29    Subordinated Debentures...............................39

V.     AFFIRMATIVE COVENANTS.............................................40
           5.1     Payment of Obligations................................40
           5.2     Maintenance of Existence and Business.................40
           5.3     Financial Statements and Reports......................40
           5.4     Taxes and Other Encumbrances..........................43
           5.5     Payment of Funded Debt................................43
           5.6     Compliance with Laws..................................43
           5.7     Maintenance of Property...............................43
           5.8     Compliance with Contractual Obligations...............44
           5.9     Further Assurances....................................44
           5.10    Security Interest; Setoff.............................44
           5.11    Insurance.............................................44
           5.12    Accounts and Records..................................45
           5.13    Official Records......................................45
           5.14    Banking Relationships.................................45
           5.15    Right of Inspection...................................45
           5.16    ERISA Information and Compliance......................46
           5.17    Indemnity; Expenses...................................46
           5.18    Assistance in Litigation..............................47
           5.19    Name Changes..........................................47
           5.20    Estoppel Letters......................................47

           5.21    Environmental Matters.................................47
           5.22    Opinions of Counsel...................................48
           5.23    Borrower Entities.....................................49
           5.24    Diagnostic Examination................................49

VI.    NEGATIVE COVENANTS................................................49
           6.1     Debts, Guaranties, and Other Obligations..............49
           6.2     Change of Management..................................50
           6.3     Change of Ownership...................................51
           6.4     Encumbrances..........................................51
           6.5     Investments...........................................51
           6.6     Prepayments...........................................51
           6.7     Sales and Leasebacks..................................51
           6.8     Change of Control.....................................52
           6.9     Nature of Business....................................52
           6.10    Further Acquisitions, Mergers, Etc....................52
           6.11    Advances..............................................52
           6.12    Disposition of Assets.................................52
           6.13    Inconsistent Agreements...............................52
           6.14    Fictitious Names......................................52
           6.15    Subsidiaries and Affiliates...........................52
           6.16    Place of Business.....................................53
           6.17    Adverse Action With Respect to Plans..................53
           6.18    Transactions With Affiliates..........................53
           6.19    Constituent Document Amendments.......................53
           6.20    Adverse Transactions..................................53
           6.21    Use of Lenders' Name..................................53
           6.22    Margin Securities.....................................53
           6.23    Accounting Changes....................................53
           6.24    Distributions.........................................54
           6.25    Action Outside Ordinary Course........................54
           6.26    Modification of Subordinated Debenture Documents......54
           6.27    Non-Scheduled Payment of Subordinated Debentures......54

VII.   FINANCIAL COVENANTS...............................................54

VIII.  EVENTS OF DEFAULT.................................................54
           8.1     Events of Default.....................................54
           8.2     Remedies..............................................57

IX.    AGENT.............................................................58
           9.1     Appointment of Agent..................................58
           9.2     Powers and Duties of Agent............................58
           9.3     Indemnification of Agent..............................59

           9.4     No Representations by Agent...........................60
           9.5     Independent Investigations by Lenders.................60
           9.6     Notice of Default.....................................60
           9.7     Funding of Advances Pursuant to Borrowing Notices.....61
           9.8     Agent in its Individual Capacity......................61
           9.9     Holders...............................................61
           9.10    Successor Agent.......................................61
           9.11    Sharing of Payments, etc..............................62
           9.12    Separate Liens on Collateral..........................62
           9.13    Payments Between Agent and Lenders....................62
           9.14    Assignments and Participations........................63
           9.15    Bankruptcy Provisions.................................63
           9.16    Foreclosure of Collateral.............................63
           9.17    Procedures for Notices and Approvals..................64
           9.18    Other Relationships With Borrower.....................64

X.     GENERAL PROVISIONS................................................65
           10.1    Notices...............................................65
           10.2    Renewal, Extension, or Rearrangement..................66
           10.3    Application of Payments...............................66
           10.4    Counterparts..........................................66
           10.5    Negotiated Document...................................67
           10.6    Consent to Jurisdiction; Exclusive Venue..............67
           10.7    Not Partners; No Third Party Beneficiaries............67
           10.8    No Reliance on Lenders' Analysis......................67
           10.9    No Marshaling of Assets...............................67
           10.10   Impairment of Collateral..............................67
           10.11   Business Days.........................................67
           10.12   Standard of Care; Limitation of Damages...............67
           10.13   Incorporation of Schedules............................68
           10.14   Indulgence Not Waiver.................................68
           10.15   Cumulative Remedies...................................68
           10.16   Amendment and Waiver in Writing.......................68
           10.17   Assignment............................................68
           10.18   Entire Agreement......................................68
           10.19   Severability..........................................69
           10.20   Time of Essence.......................................69
           10.21   Applicable Law........................................69
           10.22   Captions Not Controlling..............................69
           10.23   Amendment and Restatement.............................69
           10.24   Facsimile Signatures..................................69
           10.25   Arbitration...........................................69

                                   EXHIBITS

2.3       Form of Revolving Credit Note
2.5.1(b)  Form of Borrowing Notice

                                   SCHEDULES

1.1       Initial Borrower Entities
4.8       Litigation
4.28      Affiliate Transactions

                   FIRST AMENDED AND RESTATED LOAN AGREEMENT

          This First Amended and Restated Loan Agreement is entered into as of the 28th day of November, 1997, by and among PHYSICIANS RESOURCE GROUP, INC. ("Borrower"), a Delaware corporation; the bank that has executed this Agreement below and such other lenders as may hereafter become parties hereto (collectively "Lenders"); and NATIONSBANK OF TENNESSEE, N.A., in its capacity as Agent for Lenders ("Agent").

                                   RECITALS

          WHEREAS, Agent, NationsBank of Tennessee, N.A., AmSouth Bank of Tennessee and Bank One Texas have previously entered into that Loan Agreement dated as of March 14, 1997, providing for the extension of a revolving credit facility to Borrower on certain terms and conditions (such Loan Agreement, as previously amended, is referred to as the "Prior Loan Agreement"); and

          WHEREAS, concurrently with the execution of this Agreement, NationsBank of Tennessee, N.A., has purchased the Revolving Credit Notes held by AmSouth Bank of Tennessee and Bank One Texas under the Prior Loan Agreement, such that NationsBank of Tennessee, N.A. has become the only Lender thereunder; and

          WHEREAS, Borrower, Agent and NationsBank of Tennessee, N.A. wish to amend and restate the Prior Loan Agreement to provide for a reduced credit facility on certain revised terms, while preserving the mechanisms by which other lenders may in the future join as Lenders under the Revolving Credit Loan;

          NOW, THEREFORE, as an inducement to cause NationsBank of Tennessee, N.A. to purchase the Revolving Credit Notes held by AmSouth Bank of Tennessee and Bank One Texas under the Prior Loan Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

                               I.   DEFINITIONS

          1.1 Terms Defined in This Agreement. As used below in this Agreement, the following capitalized terms shall have the following meanings, unless the context expressly requires otherwise:

          "ACQUIRED DEBT" means Debt that is outstanding as of the date of determination and which was previously a loan obligation or a Capital Lease of an Acquired Practice at the time the Practice was acquired by a Borrower Entity; provided, however, if any portion of such Debt is subject to the unqualified and noncontingent written obligation of a Provider to repay the Debt, with interest, in accordance with its terms, then "Acquired Debt" shall only include the portion of such Debt that is not subject to the Provider's obligation of repayment.

          "ACQUIRED PRACTICE" means a Practice that is either (i) owned by a Borrower Entity as of the date hereof or (ii) acquired by a Borrower Entity after the date hereof through a Permitted Acquisition.

          "ADDITIONAL CLOSING" has the meaning assigned in Section 2.17 hereof.

          "AFFILIATE" means, with respect to any Person, another Person that, directly or indirectly, (i) has an equity interest in that Person in an amount of more than twenty percent (20%) of such Person, (ii) has common ownership with that Person, where the common owner owns more than twenty percent (20%) of each Person so affiliated, (iii) Controls that Person, or (iv) shares common Control with that Person.

          "AGENT" means NationsBank of Tennessee, N.A., in its capacity as described in Article IX of this Agreement, its lawful corporate successors and any successor agent appointed pursuant to Article IX hereof.

          "AGREEMENT" means this Loan Agreement (including all schedules and exhibits hereto), as the same may be amended from time to time.

          "ALTERNATE BASE RATE" means the greater of (i) the Federal Funds Rate plus one-half percent ( 1/2%), and (ii) the rate announced by Agent as its "prime rate" (which rate is not necessarily the lowest rate offered on any particular type of loan), in each case as it may change from time to time.

          "APPLICABLE COMMITMENT FEE" means three-eights percent (.375%).

          "APPLICABLE LIBO RATE MARGIN" means two and one-half percent (2.5%).

          "APPLICABLE BASE RATE MARGIN" means one-half percent (.5%)

          "BANKING DAY" means a Business Day, subject to the following additional convention. As to notices or payments received on a Business Day at or before 11:00 a.m. Charlotte, North Carolina time, the Banking Day shall correspond to the Business Day of receipt. As to notices or payments received on a Business Day after 11:00 a.m. Charlotte, North Carolina time, the Banking Day of receipt shall be deemed to be the next following Business Day.

          "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as it may be amended from time to time.

          "BASE RATE LOAN" means a Loan for which Borrower has elected the application of an interest rate based upon the Alternate Base Rate.

          "BORROWER" means Physicians Resource Group, Inc., a Delaware corporation, and its successors and assigns. This definition does not abrogate the requirement set forth below restricting Borrower's ability to assign any rights under this Agreement.

          "BORROWER ENTITIES" means Borrower and all Subsidiaries in existence from time to time.

          "BORROWING NOTICE" has the meaning assigned in Section 2.5.1(b) hereof.

          "BUSINESS DAY" means any day on which Agent and national banks located in Charlotte, North Carolina are open for the conduct of ordinary business; provided however, that when used in connection with determining the LIBO Rate, the term "Business Day" shall exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London Interbank Market.

          "CAPITAL EXPENDITURES" means expenditures, determined according to GAAP on a consolidated basis, that would be capitalized and depreciated over more than one annual accounting period.

          "CAPITAL LEASE" means a lease that would be characterized as a financed sale or purchase under GAAP.

          "CHANGE OF CONTROL" means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities thereof entitled to vote in the election of directors; or (ii) during any period of up to 24 consecutive months, individuals who at the beginning of such 24-month period were directors of Borrower ceasing for any reason to constitute a majority of the Board of Directors thereof unless the Persons replacing such individuals were nominated by the Board of Directors of Borrower; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its acquisition of, or control over, securities of Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors.

          "CLOSING DATE" means the date of this Agreement.

          "COLLATERAL" means all Property now or hereafter securing the Obligations.

          "COMMITMENT" means the amount of each Lender's commitment to fund the Revolving Credit Loan. Each Lender's several Commitment for the Revolving Credit Loan shall initially be as set forth below beside their signatures to this Agreement.

          "CONSOLIDATED EBITDA" means EBITDA as calculated on a consolidated basis according to GAAP, (i) reduced by the Non-Owned Portion of any EBITDA arising from a Partially-Owned Subsidiary, and (ii) reduced by any positive EBITDA arising from Permitted Unpledged Investments and Subsidiaries. Additionally, EBITDA arising from the operations of Partially-Owned Subsidiaries shall not exceed 20% of the total Consolidated EBITDA and EBITDA from Permitted Minority Interest Investment Entities shall not exceed 3% of the total Consolidated EBITDA.

          "CONTROL" or "CONTROLLED" means that a Person has the direct or indirect power to conduct or govern the policies of another Person, whether this power exists as a matter of right or through economic compulsion.

          "DEBT" means, with respect to any Person, all obligations, contingent or otherwise, that would be classified under GAAP as a liability of that Person including, but not limited to, any nonrecourse obligations secured by Property of that Person.

          "DEFAULT RATE" means the lesser of (i) two percent (2%) over the otherwise applicable rate or, if no other rate is specified, two percent (2%) over the Alternate Base Rate in effect from time to time, or (ii) the Maximum Lawful Amount.

          "EBITDA" means the sum of net income (before extraordinary gains but adjusted to reflect extraordinary losses) plus Interest Expense plus expenses for taxes, depreciation and amortization, determined according to GAAP.

          "ENCUMBRANCE" means any interest in Property in favor of one not the owner thereof, whether voluntary or involuntary, including, but not limited to,
(i) the lien or security interest arising from a deed of trust, mortgage, pledge, security agreement, conditional sale, Capital Lease, consignment, or bailment for security purposes, and (ii) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other such title encumbrances.

          "ENVIRONMENTAL LAWS" means the Environmental Protection Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act and any other federal, state or municipal law, rule or regulation relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous or toxic waste or materials, or other environmental or health matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "ERISA AFFILIATE" means any Person who for purposes of Title IV of ERISA is a member of Borrower's controlled group, or under common control with Borrower, within the meaning of Section 414 of the IRC, the regulations promulgated pursuant thereto and the published revenue rulings issued thereunder.

          "ERISA EVENT" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in 4001(a)(2) of ERISA; (v) the failure by Borrower or any ERISA Affiliate to make a material payment to a Plan required under Section 302(f)(1) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of initial or additional security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

          "EVENT OF DEFAULT" means the occurrence of any of the events specified in Section 8.1 hereof, as to which any requirement for notice or lapse of time has been satisfied.

          "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519) or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day shall be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m., New York City time, on that day by each of three leading brokers of federal funds transactions in New York City, selected by Agent.

          "FINANCIAL STATEMENTS" means the audited consolidated balance sheet, income statement, and statement of cash flows for Borrower dated December 31, 1996 and the unaudited consolidated financial statements dated September 30, 1997 delivered by Borrower to Agent, and all notes thereto.

          "FRAUD AND ABUSE LAWS" means Section 1128B(b) of the Social Security Act, 42 U.S.C. Section 1320a-7b(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, as from time to time amended; any successor statute(s) thereto; all rules and regulations promulgated thereunder; and any other Law relating to the ownership of medical facilities by providers of medical services or the referral of patients to medical facilities owned by providers of medical services.

          "FUNDED DEBT" means all Debt for borrowed money evidenced by a promissory note, debenture or similar instrument including, without limitation, Capital Leases and the Subordinated Debentures and specifically excluding, without limitation, trade payables, accrued liabilities, income taxes and deferred income taxes, determined on a consolidated basis.

          "GAAP" means generally accepted accounting principles pronounced by the Financial Accounting Standards Board or any successor thereto, as in effect from time to time.

          "GOVERNMENTAL AUTHORITY" means any governmental or quasi-governmental entity, court or tribunal including, without limitation, any department, commission, board, bureau, agency, administration, service or other instrumentality of any foreign or domestic governmental entity.

          "GUARANTORS" means Lucius E. Burch III and David Meyer M.D.

          "HAZARDOUS SUBSTANCES" means those substances included from time to time within the definition of hazardous substances, hazardous materials, toxic substances, or solid waste under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S) 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., and in the regulations promulgated pursuant to such acts and laws; and such other substances that are or become regulated under any applicable local, state, or federal law or regulation addressing environmental hazards.

          "INITIAL BORROWER ENTITIES" means Borrower and all Subsidiaries of Borrower that own, as of the Closing Date, assets and/or engage in business transactions (other than entering into asset purchase agreements or merger agreements that have not been closed), except for those Subsidiaries that have been created or acquired by Borrower within the thirty (30) days preceding the Closing Date or that have only entered into the foregoing asset purchase agreements or merger agreements. A list of all Initial Borrower Entities is attached hereto as Schedule 1.1 hereto.

          "INTANGIBLE ASSETS" means goodwill, patents, copyrights, franchises, trademarks, research and development costs, organizational costs and other intangible assets under GAAP.

          "INTEREST EXPENSE" means expenses for all interest (including current charges on Capital Leases) and letter of credit fees.

          "INTEREST PAYMENT DATE" means, (i) as to Base Rate Loans, the first day of each calendar quarter and the Maturity Date and (ii) as to any LIBOR Loan, the last day of the Interest Period applicable to such Loan.

          "INTEREST PERIOD" means, as to any LIBOR Loan, the period commencing on (and including) the date of such LIBOR Loan and ending on (but excluding) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1) month thereafter, as Borrower may elect; provided, however, that (x) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to LIBOR Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) no Interest Period with respect to any Loan shall end later than the Maturity Date.

          "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

          "ISSUING BANK" means NationsBank of Tennessee, N.A., its lawful corporate successors, and any successor appointed pursuant to this Agreement in the event of its resignation.

          "LAW" or "LAWS" means all applicable constitutional provisions, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements of all Governmental Authorities.

          "LENDERS" means the bank or banks that are signatory hereto as Lenders and their respective successors and assigns.

          "LETTER OF CREDIT DOCUMENTS" has the meaning assigned in Section
2.15.6 of this Agreement.

          "LETTER OF CREDIT LIABILITIES" has the meaning assigned in Section
2.15 of this Agreement.

          "LETTERS OF CREDIT" has the meaning assigned in Section 2.15 of this Agreement.

          "LIBO RATE" means, for any given Interest Period with respect to a given LIBOR Loan, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars (rounded upwards, if necessary, to the next higher 1/100 of 1%) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term LIBO Rate shall mean, for any given Interest Period with respect to a given LIBOR Loan, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

          "LIBO RATE RESERVE PERCENTAGE" means the reserve percentage applicable during any Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Lenders with respect to liabilities or assets consisting of or including LIBOR Liabilities having a term equal to such Interest Period.

          "LIBOR LIABILITIES" means deposit liabilities which are deemed to be eurocurrency liabilities as such term is defined under the regulations of the Board of Governors of the Federal Reserve Bank.

          "LIBOR LOAN" means a Loan for which Borrower has elected application of an interest rate based on the LIBO Rate.

          "LOAN" means a loan advanced under the Revolving Credit Loan.

          "LOAN DOCUMENTS" means, collectively, each writing delivered at any time by any Borrower Entity to Lenders or Agent relating to the Revolving Credit Loan or relating to any Letters of Credit.

          "MATERIAL ADVERSE CHANGE" means any material and adverse change in the business, Properties, financial condition, prospects or operations of the Borrower Entities in the aggregate. Without limiting the foregoing, the commencement of a litigation or arbitration proceeding against Borrower may cause a Material Adverse Change if the damages sought in such a proceeding exceed One Million and No/100 Dollars ($1,000,000.00).

          "MATERIAL ADVERSE EFFECT" means any event or condition which, singly or in the aggregate with other events or conditions, materially and adversely affects the business, Properties, financial condition or operations of the Borrower Entities, in the aggregate.

          "MATURITY DATE" means May 1, 1999. The Maturity Date may be extended from time to time by the written agreement of all Lenders, Agent and Borrower.

          "MAXIMUM LAWFUL AMOUNT" means the maximum lawful amount of interest, loan charges, commitment fees or other charges that may be assessed under Tennessee law or, if higher, under applicable federal law.

          "MOODY'S" means Moody's Investors Service, Inc. or its successor.

          "NATIONSBANK" means NationsBank of Tennessee, N.A., a national banking association, its successors and assigns.

          "NET PROCEEDS" means gross proceeds of a transaction less reasonable and customary underwriter and brokerage fees and commissions, the fees and expenses of trustees and attorneys, and other reasonable and customary closing fees and expenses.

          "NON-OWNED PORTION" means the percentage of equity interest of a Partially-Owned Subsidiary that is not owned by one or more Borrower Entities.

          "NOTE" means any of the Revolving Credit Notes referred to in Section
2.3 hereof.

          "OBLIGATIONS" means the obligations of Borrower to Lenders to repay the Revolving Credit Loan, the Reimbursement Obligations and all other obligations of Borrower and the other Borrower Entities to Lenders and to Agent under this Agreement and the other Loan Documents.

          "OPERATING LEASES" means leases that are not Capital Leases.

          "PARTIALLY-OWNED SUBSIDIARY" means a Subsidiary that is not entirely owned by one or more Borrower Entities.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "PERMITTED ACQUISITION" means acquisitions that were Permitted Acquisitions under the Prior Loan Agreement and which were completed on or before November 19, 1997. Permitted Acquisitions does not describe any transaction occurring after November 19, 1997, as acquisitions after that date are not permitted.

          "PERMITTED ENCUMBRANCES" means all of the following:

               (a)  Encumbrances securing the payment of any of the Obligations.

               (b) Encumbrances securing taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if Borrower has made reserve therefor as required by GAAP.

               (c) Mechanics', repairmen's, materialmen's, warehousemen's, landlords' and other like liens arising by operation of law securing accounts that are not delinquent.

               (d) Consensual landlords' or real estate lessors' liens on real or personal Property securing amounts not past due under leases entered into by a Borrower Entity prior to November 19, 1997.

               (e) Encumbrances on real property used by a Borrower Entity not securing monetary obligations, provided that the Encumbrances are of a type customarily placed on real property and do not materially impair the value of the affected property.

               (f) Pledges or deposits in the ordinary course of business to secure nondelinquent obligations under workman's compensation or unemployment laws or similar legislation or to secure the performance of leases or contracts entered into in the ordinary course of business.

               (g) Encumbrances securing Acquired Debt and Purchase Money Security Interests, to the extent permitted under Section
                    6.1.7 hereof.

               (h) Rights for the use of Property provided for under Service Agreements entered into in full compliance with this Agreement.

               (i) In addition to any Encumbrance otherwise permitted by this definition, consensual Encumbrances on assets of Acquired Practices for thirty (30) days in each case after the closing of the acquisition thereof by a Borrower Entity.

               (j) Encumbrances securing Seller Debt existing as of March 14, 1997.

          "PERMITTED MINORITY INTEREST INVESTMENT ENTITIES" means Persons in which one or more Borrower Entities own an equity interest and which are not Subsidiaries, as to which Borrower has delivered or caused to be delivered to Agent for the benefit of Lenders, within thirty (30) days after the later of (i) a Borrower Entity's acquisition of an interest in such Person, or (ii) the Person's first transaction of business (other than the entering into of asset purchase agreements or merger agreements that have not been closed), a security agreement granting to Agent to secure the Obligations a first priority perfected security interest in the Borrower Entities' interest(s) in such Person pursuant to documentation in form and substance acceptable to Agent, with the validity and perfection of the security interest and other matters as Agent may reasonably require confirmed to Agent and Lenders by an opinion of Borrower's outside counsel satisfactory to Agent and Lenders in all respects, and with all expenses related to such documentation (including, but not limited to, filing fees and taxes and the reasonable fees and expenses of Agent's attorneys) to be paid by Borrower.

          "PERMITTED SUBSIDIARY" means a Subsidiary as to which Borrower has delivered or caused to be delivered to Agent for the benefit of Lenders, within thirty (30) days after the later of (i) a Borrower Entity's acquisition of an interest in the Subsidiary, or (ii) the Subsidiary's first transaction of business (other than the entering into of asset purchase agreements or merger agreements that have not been closed), (x) if the Subsidiary is a Wholly-Owned Subsidiary, a guaranty from such Subsidiary securing the Obligations, and (y) in all circumstances, a security agreement granting to Agent to secure the Obligations a first priority perfected security interest in the Borrower Entities' interest(s) in the Subsidiary pursuant to documentation in form and substance acceptable to Agent, with the validity of the guaranty (if applicable), the perfection of the security interest and other matters as Agent may reasonably require confirmed to Agent and Lenders by an opinion of Borrower's outside counsel satisfactory to Agent and Lenders in all respects, and with all expenses related to such documentation (including, but not limited to, filing fees and taxes and the reasonable fees and expenses of Agent's attorneys) to be paid by Borrower.

          "PERMITTED UNPLEDGED INVESTMENTS AND SUBSIDIARIES" means equity interests owned by Borrower Entities, which interests would qualify as either Permitted Subsidiaries or Permitted Minority Interest Investment Entities except that the equity interests owned by Borrower Entities are not encumbered to secure the Obligations as required by those definitions or, if so encumbered, the encumbrances are subject to material question as to the ability of Agent to effect freely a transfer of the encumbered equity interest by exercise of remedies pursuant to its security interest therein, provided that (i) the equity interests at issue must be subject to limitations on their transferability or assignability only pursuant to restrictions included in the constituent documents of the investment entity that were in effect before the acquisition of an interest therein by a Borrower Entity, and (ii) the EBITDA resulting from all such entities shall not exceed the amount equal to 1% of Consolidated EBITDA.

          "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government, governmental agency or political subdivision thereof, or any other form of entity.

          "PLAN" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any Subsidiary and covered by Title IV of ERISA or to which Section 412 of the IRC applies.

          "PRACTICE" means a medical or optometric practice, optical practice, ambulatory surgery center related practice or management service center at a single location or various locations if owned by a single Seller or related Sellers prior to acquisition by a Borrower Entity. Whenever in this Agreement "Practice" is used in describing an acquisition by a Borrower Entity, such reference is to the acquisition of the assets used in the operation of the Practice that can lawfully be acquired by such Borrower Entity or to the acquisition of the stock of a corporation or equity interest of another Person that owns, as of the time of purchase, only those assets that can be lawfully acquired by such Borrower Entity.

          "PRO RATA" OR "PRO RATA SHARE" refer to the apportionment among Lenders according to their respective total Commitments at the time of determination; provided, however, if at a time of determination there are principal amounts outstanding under the Revolving Credit Loan, and if any Lender has failed to fund in violation of this Agreement any unrepaid Loan that was funded by any other Lender or Lenders, this apportionment shall be determined according to the respective total principal amounts of the Revolving Credit Loan held by the respective Lenders rather than by their Commitments.

          "PROPERTY" or "PROPERTIES" means any interest in any kind of property, whether real, personal, or mixed, or tangible or intangible.

          "PROVIDER" means a physician or optometrist who performs professional services respecting a Practice that is either managed by a Borrower or the assets of which are owned by a Borrower.

          "PURCHASE MONEY SECURITY INTEREST" means an Encumbrance on specific equipment (including the Encumbrance arising under a Capital Lease), provided that (i) the Debt secured by any such Encumbrance is not an Acquired Debt, shall have arisen at the time of the acquisition thereof and shall not exceed 100% of the cost of the equipment to the entity acquiring the same, and (ii) each such Encumbrance shall attach only to the equipment so acquired with the proceeds of the Debt secured thereby.

          "REIMBURSEMENT OBLIGATIONS" has the meaning assigned in Section 2.15.2 of this Agreement.

          "REQUIRED LENDERS" means Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the total Commitments for the Revolving Credit Loan; provided, however, if at a time of determination there are principal amounts outstanding under the Revolving Credit Loan, and if any Lender has failed to fund in violation of this Agreement any unrepaid Loan that was funded by any other Lender or Lenders, this determination shall be made according to Lenders holding the required percentage of principal amounts of the Revolving Credit Loan rather than by the outstanding Commitments.

          "REVOLVING CREDIT LOAN" means the revolving credit loan described in
Article II hereof.

          "S & P" means Standard & Poor's Corporation or its successor.

          "SELLER" means the owner or owners of a Practice that is acquired by a Borrower Entity or that has entered into a firm and binding commitment letter, asset purchase agreement, or merger agreement with a Borrower Entity.

          "SELLER DEBT" means Debt incurred in favor of one or more Sellers representing part of the purchase price of an Acquired Practice, including, but not limited to, amounts due Sellers for the excess of accounts receivable acquired over the amount of liabilities assumed in the acquisition.

          "SENIOR FUNDED DEBT" means Funded Debt other than the Subordinated Debentures.

          "SERVICE AGREEMENT" means one of those Service Agreements now in effect or hereafter entered into by a Borrower Entity and a Provider setting forth the terms and conditions under which a Borrower Entity manages the administration of the Provider's Practice.

          "SOLVENT" shall mean, as to any Person, that as of any date of determination, (i) the then fair value of the assets of such Person is (a) greater than the then total amount of liabilities (including subordinated liabilities) of such Person and (b) greater than the amount that will be required to pay such Person's probable liability on such Person's then existing debts as they become absolute and matured, (ii) such Person's capital is not unreasonably small in relation to its business, and (iii) such Person has not incurred and does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due.

          "SUBORDINATED DEBENTURES" has the meaning assigned in Section 6.1.11 hereof.

          "SUBSIDIARY" means any present or future corporation or other entity at least a majority of whose outstanding voting stock or other voting securities shall at the time be owned directly or indirectly by one or more Borrower Entities or which is owned to a lesser degree but which is sufficiently controlled by the Borrower Entities that the owned entity is required to be reported with the other Borrower Entities on a consolidated basis under GAAP.

          "TAXES" means all taxes and assessments, whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed on the Borrower Entities or on any of their properties or assets or any part thereof or in respect of any of their franchises, businesses, income or profits.

          "UCC" means the Uniform Commercial Code as adopted in Tennessee, as it may be amended from time to time.

          "UNMATURED DEFAULT" means any event or condition that, but for the giving of any required notice by Agent and/or the passing of time, would be an Event of Default hereunder.

          "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary that is entirely owned by one or more Borrower Entities.

          1.2  Terms Generally.

               1.2.1 Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP. If a change in GAAP after the date of this Agreement would require a change affecting the calculation of any requirement under this Agreement, then the Required Lenders and Borrower shall negotiate in good faith for the amendment of the affected requirements; provided, however, until and unless such an amendment is agreed upon, the requirements of this Agreement shall remain as written and compliance therewith shall be determined according to GAAP as in effect prior to the change.

               1.2.2 Gender and Number. Words used herein indicating gender or number shall be read as context may require.

               1.2.3 References Include Successors. References herein to specific Laws, regulatory bodies, parties or agreements also refer to any successor Laws, regulatory bodies, and parties, and to all modifications, extensions, renewals and restatements of agreements.

               1.2.4 References to This Agreement. "Herein," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular provision hereof, unless otherwise expressly stated.

                        II. LOANS AND LETTERS OF CREDIT

          Concurrently with the execution of this Agreement, Lenders agree on a several basis, and not on a joint basis, in accordance with their respective Commitments, to make the Revolving Credit Loan to Borrower, under the following terms and conditions:

          2.1 Amount of Revolving Credit Loan. The principal indebtedness of Borrower to Lenders under the Revolving Credit Loan shall not exceed Twenty Million and No/100 Dollars ($20,000,000.00); provided, however, that until the completion of the Additional Closing, the principal indebtedness of Borrower to Lenders under the Revolving Credit Loan shall not exceed Fourteen Million and No/100 Dollars ($14,000,000.00)

          2.2 Use of Proceeds of Revolving Credit Loan. The proceeds of the Revolving Credit Loan drawn prior to the date hereof shall be used for purposes permitted by the Prior Loan Agreement. Proceeds of the Revolving Credit Loan drawn on or after the date hereof shall be used by Borrower for (i) general corporate and working capital purposes, (ii) repayment of Letters of Credit issued in accordance with this Agreement for working capital purposes, and (iii) to repay interest under the Subordinated Debentures and to repay the principal and interest of Seller Debt, in each case as the same become due in the absence of an acceleration.

          2.3 Revolving Credit Loan Notes. Borrower's obligations under the Revolving Credit Loan shall be evidenced by Revolving Credit Notes (or amendments or restatements thereof) in favor of the respective Lenders in the form included as Exhibit 2.3 hereto (or with conforming changes to reflect an amendment or restatement thereof) payable to each Lender in the maximum amount of its Commitment.

          2.4 Separate Commitments of Lenders. Borrower acknowledges that each Lender's commitment to fund its portion of the Revolving Credit Loan is made by each Lender severally, and neither Agent nor any Lender shall be liable for the failure of another Lender to timely perform under this Agreement.

          2.5 Advances of Loans. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Loans under the Revolving Credit Loan, provided that the outstanding principal balance of the Revolving Credit Loan shall not at any time exceed the amount permitted under Section 2.1 above. Loans shall be disbursed as follows:

               2.5.1   Loans Advanced Pursuant to Borrowing Notices.

                       2.5(a)  Applicability. Loans under the Revolving Credit
               Loan may be LIBOR Loans, Base Rate Loans, or a combination thereof, and the funding thereof shall be subject to this Section 2.5.1.

                       2.5.1(b)  Borrowing Notices. As long as Borrower meets
               the conditions for funding stated in this Agreement, Borrower may submit requests for Loans ("Borrowing Notices") to Agent. All requests shall be made by telephone, subject to such security procedures as Agent may require from time to time (provided that all such telephonic notices shall be confirmed by written Borrowing Notices within one (1) Business Day) and shall specify the proposed disbursement date for the requested Loan; the amount of the Loan; the purpose of the Loan (characterized in accordance with Section 2.2 above); and the type of Loan, i.e., LIBOR Loan or Base Rate Loan. Each Borrowing Notice shall irrevocably obligate Borrower to accept the Loan requested thereby. Borrowing Notices shall be in the form of Exhibit 2.5.1(b) hereto or such other form as Agent may from time to time reasonably require.

                       2.5.1(c)  Funding of Loans. Lenders shall fund their
               respective portions of requested Loans on the next following Banking Day after the Banking Day (determined with a cutoff of 11:00 a.m. Charlotte, North Carolina time, as provided in the definition thereof) of Agent's receipt of the Borrowing Notice, in the case of Base Rate Loans, and on the third (3rd) Banking Day following the Banking Day of Agent's receipt of the Borrowing Notice, in the case of LIBOR Loans. All funds shall be disbursed directly into an account maintained by Borrower with Agent. Borrower agrees that if any Lender elects to fund any requested Loan(s) sooner after requested than is required hereunder, the Lender may nevertheless use the entire response period allowed hereunder upon receipt of any subsequent request, at the Lender's sole option.

                       2.5.1(d)  Base Rate Loan Limitations. Individual Base
               Rate Loans shall be in the minimum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) each and in multiples of Five Hundred Thousand and No/100 Dollars ($500,000.00).

                       2.5.1(e)  LIBOR Loan Limitations. Individual LIBOR Loans
               shall be in the minimum amount of One Million and No/100 Dollars ($1,000,000.00) each and shall be requested in increments of Five Hundred Thousand and No/100 Dollars ($500,000.00). No more than three (3) LIBOR Loans may be outstanding under the Revolving Credit Loan.

                       2.5.1(f)  Additional Limitation on LIBOR Interest
               Periods. Notwithstanding anything to the contrary in this Agreement, if an Unmatured Default or an Event of Default shall have occurred and be continuing, no additional LIBOR Loans may be created or continued and no Base Rate Loan may be converted into a LIBOR Loan.

               2.5.2 Conversion of Loans. Borrower shall have the right, on prior notice to Agent made by telephone, subject to such security procedures as Agent may require from time to time (provided that all such telephonic notices shall be confirmed by written Borrowing Notices within one (1) Business Day), which notice shall be given three (3) Banking Days (determined with a cutoff of 11:00 a.m. Charlotte, North Carolina time, as provided in the definition thereof) prior to the date of any requested conversion, to convert any Base Rate Loan or LIBOR Loan into a Loan of another type, or to continue any LIBOR Loan for another Interest Period, subject in each case to the following:

                       2.5.2(a)  Application of Loans. Each conversion shall be
               effected by applying the proceeds of the new LIBOR Loan and/or Base Rate Loan, as the case may be, to the Loan (or portion thereof) being converted.

                       2.5.2(b)  Notices of Conversions. Each notice pursuant to
               this 2.5.2(b) shall be irrevocable and shall refer to this Agreement and specify the identity and principal amount of the particular Loan that Borrower requests be converted or continued; if such notice requests conversion, the date of such conversion (which shall be a Business Day); and if a Loan is to be converted to a LIBOR Loan or a LIBOR Loan is to be continued, the Interest Period with respect thereto. No LIBOR Loan shall be converted at any time other than at the end of the Interest Period applicable thereto, except in accordance with Section 2.11 hereof. Conversion notices shall be in the form attached as Exhibit 2.5.1(b) hereto.

               2.5.3 Absence of Election. In the event that Borrower shall not give notice to continue any LIBOR Loan for a subsequent period, such LIBOR Loan (unless repaid) shall automatically be converted into a Base Rate Loan. If Borrower fails to specify in any Borrowing Notice the type of borrowing or, in the case of a LIBOR Loan, the applicable Interest Period, Borrower will be deemed to have requested a Base Rate Loan. If Agent reasonably believes that any failure by Borrower to specify the type of borrowing or the applicable Interest Period shall have resulted from failure of communications equipment or clerical error, then prior to funding any such borrowing Agent shall use reasonable efforts to obtain confirmation from Borrower of the contents of such Borrowing Notice; provided, however, in the absence of prompt confirmation by Borrower which specifies the type of borrowing and/or the applicable Interest Period, Borrower will be deemed to have requested a Base Rate Loan. Notwithstanding anything to the contrary contained above, if an Event of

          Default shall have occurred and be continuing, no LIBOR Loan may be continued and no Base Rate Loan may be converted into a LIBOR Loan.

               2.5.4 Implied Representations Upon Request for Loan. Upon making any request for any Loan, Borrower shall be deemed to have warranted to Agent and Lenders that all conditions to funding set forth in Article III hereof are satisfied and that all warranties made herein are true and shall be true as of the funding of the requested Loan, subject to exception for warranties that speak to a specific date or for which the underlying facts have changed pursuant to transactions permitted under this Agreement, as provided in Exhibit 2.5.1(b) hereto.

               2.5.5 Advance Not Waiver. Any Lender's making of any Loan that it is not obligated to make under any provision of Article III hereof or any other provision hereof shall not be construed as a waiver of such Lender's right to withhold future Loans, declare an Event of Default, or otherwise demand strict compliance with this Agreement, acting through Agent as permitted by the terms hereof.

               2.5.6 Draws by Debit Memorandum. Agent may cause Lenders to draw amounts that may be available under the Revolving Credit Loan to pay any Obligation that is not otherwise timely paid.

          2.6  Interest.  Interest shall accrue on each Loan as follows:

               2.6.1 Base Rate Loans. Interest shall accrue on each Base Rate Loan at an annual rate equal to the Alternate Base Rate plus the Applicable Base Rate Margin, said rate to change contemporaneously with any change in the Alternate Base Rate.

               2.6.2 LIBOR Loans. Interest shall accrue on each LIBOR Loan at a rate equal to the LIBO Rate for the selected Interest Period plus the Applicable LIBO Rate Margin.

               2.6.3 Additional Interest on LIBOR Loans. In addition to the interest described above, Borrower shall pay to any Lender, if and so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including LIBOR Liabilities, additional interest on the unpaid principal amount of each LIBOR Loan, from the date of such advance until said principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period from (ii) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest

          Period. This additional interest shall be payable on each date on which interest is payable and shall be effective only after the affected Lender (or Agent on behalf of all Lenders) gives written notice thereof to Borrower. The amount of additional interest shall be determined by each Lender, who shall notify Borrower and Agent thereof and whose determination shall be conclusive, absent manifest error.

               2.6.4 Calculation of Interest. Interest for both Base Rate Loans and LIBOR Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed. Interest shall accrue on the Business Day a Loan is extended and shall accrue through the Business Day of payment if payment is received before 11:00 a.m. Charlotte, North Carolina time and through the next following Business Day if received after that time.

               2.6.5 Default Rate. Notwithstanding the foregoing, upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall be charged at the Default Rate, regardless of whether Lenders have elected to exercise any other remedies available to Lenders, including, without limitation, acceleration of the maturity of the outstanding principal of the Revolving Credit Loan.

               2.6.6 Payment of Interest. Interest for Base Rate Loans and LIBOR Loans shall be due and payable in arrears, without notice, on each Interest Payment Date.

               2.6.7 Usury Savings Provision. It is the intention of the parties that all charges under or in connection with this Agreement and the Obligations, however denominated, and including (without limitation) all interest, commitment fees, late charges and loan charges, shall be limited to the Maximum Lawful Amount. Such charges hereunder shall be characterized and all provisions of the Loan Documents shall be construed as to uphold the validity of charges provided for therein to the fullest possible extent. Additionally, all charges hereunder shall be spread over the full permitted term of the Obligations for the purpose of determining the effective rate thereof to the fullest possible extent, without regard to prepayment of or the right to prepay the Obligations. If for any reason whatsoever, however, any charges paid or contracted to be paid in respect of the Obligations shall exceed the Maximum Lawful Amount, then, without any specific action by Lenders, Agent or Borrower, the obligation to pay such interest and/or other charges shall be reduced to the Maximum Lawful Amount in effect from time to time, and any amounts collected by Lenders that exceed the Maximum Lawful Amount shall be applied to the reduction of the principal balance of the Obligations and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Obligations exceed the Maximum Lawful Amount.

          This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and Lenders with respect to the Obligations.

          2.7 Alternate Rate of Interest if LIBOR Unavailable. In the event, and on each occasion, that on the date of commencement of any Interest Period for a LIBOR Loan, a Lender shall have determined (i) that dollar deposits in the amount of the requested principal amount of such LIBOR Loan are not generally available in the London Interbank Market; (ii) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lender of making or maintaining such LIBOR Loan during such Interest Period; or (iii) that reasonable means do not exist for ascertaining the LIBO Rate, the Lender shall, as soon as practicable thereafter, give written or telephonic notice of such determination to Borrower and Agent. In the event of any such determination, any request by Borrower for a LIBOR Loan under this Agreement shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Loan. Each determination by a Lender hereunder shall be conclusive absent manifest error.

          2.8  Change in Circumstances.

               2.8.1 Imposition of Requirements. Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of Law) shall change the basis of taxation of payments to a Lender under any LIBOR Loan made by the Lender or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income, gross receipts or added value of a Lender by the country in which the Lender is located, or by the jurisdiction in which a Lender has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on LIBOR Liabilities) or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender or shall impose on a Lender or the London Interbank Market any other condition affecting this Agreement or LIBOR Loans made by a Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining its LIBOR Loan or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by the affected Lender to be material, then Borrower will pay to such Lender such additional amount or amounts as will compensate the Lender for such additional costs of reduction.

               2.8.2 Other Changes. If either (i) the introduction of, or any change in, or in the interpretation of, any United States or foreign Law; or (ii) compliance with any directive, guidelines or request from any central bank or other United States or foreign Governmental Authority (whether or not having the force of law) promulgated or made after March 14, 1997, affects or would affect the amount of capital required or expected to be maintained by a Lender (or any lending office of a Lender) or any corporation directly or indirectly owning or controlling a Lender (or any lending office of a Lender) based upon the existence of this Agreement, and the Lender shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder (including its commitment) to a level below that which the Lender or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Lender's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by the Lender (in its sole discretion) to be material, then, from time to time, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction attributable to making, funding and maintaining its commitment and Loans hereunder.

               2.8.3 Computation of Amounts. A certificate of a Lender setting forth the basis and method of computation of such amount or amounts specified in Sections 2.8.1 and 2.8.2 hereof as shall be necessary to compensate the Lender (or its participating banks) as specified above, as the case may be, shall be delivered to Borrower and shall be conclusive absent manifest error; provided however, that Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent that (i) any change in Laws giving rise to increased costs occurs after the date of this Agreement; (ii) such increased costs are imposed by the Lender on all other Borrowers similarly situated with Borrower; and (iii) the Lender gives notice of the change giving rise to increased costs within ninety (90) Business Days after the Lender has, or with reasonable diligence should have had, knowledge of the change, or else Lender can only collect costs from and after the date of the notice. Subject to the foregoing, Borrower shall pay the affected Lender the amount shown as due on any such certificate within ten (10) Business Days after its receipt of such certificate.

               2.8.4 No Duty to Contest. The protection of this Section 2.8 shall be available to a Lender regardless of any possible contention of invalidity or inapplicability of the Law or condition that shall have been imposed. Should a Lender assess any charge to Borrower under this Section 2.8, and provided that Borrower pays the assessment to the Lender, Borrower may within ninety (90) days after receiving notice of such assessment undertake, at Borrower's own expense, any contest of the matters giving rise to the charge that may, in the opinion of Borrower's independent counsel issued to the affected Lender, and concurred in by counsel to the Lender, have a reasonable chance of success, provided further that the contest would not require the assertion of any position contrary to a position taken by the Lender generally with taxing authorities or any other involved parties and that there does not exist any other circumstance that would disadvantage the Lender in the event of such contest, as the affected Lender may determine in its discretion. The affected Lender shall offer reasonable participation to Borrower for the purpose of enabling Borrower to pursue the contest of such issue, with all expenses, including fees and expenses of the affected Lender's counsel, to be paid by Borrower.

               2.8.5  Replacement of Lenders Under Certain Circumstances.   If
          any specific additional charge is assessed under Sections 2.6.3, 2.7 or 2.8 hereof by less than a majority in number of the Lenders, Borrower shall be entitled to request of Agent that the Lender(s) assessing such additional charge be replaced as Lenders hereunder by other financial institutions proposed by Borrower who do not then assess such additional charge. Agent shall arrange the appointment of such replacement Lender(s), who must be acceptable to both Agent and Borrower in their reasonable discretion. The appointment of such new Lender(s) shall be accomplished in accordance with the other provisions of this Agreement and Borrower shall pay the applicable fee to Agent for the transfer of the interest of the replaced Lender(s).

          2.9 Change in Legality of LIBOR Loans. Notwithstanding anything to the contrary herein contained, if any change in any Law or in interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for a Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to Borrower, the Lender may (i) declare that LIBOR Loans will not thereafter be made by the Lender hereunder, whereupon Borrower shall be prohibited from requesting LIBOR Loans from the Lender hereunder unless such declaration is subsequently withdrawn; and (ii) require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event (a) all such LIBOR Loans shall be automatically converted to Base Rate Loans (but without imposition of any additional charge that would normally become due under
Section 2.11 hereof) as of the effective date of such notice, and (b) all payments and prepayments of principal that would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the Base Rate Loans resulting from the conversion of such LIBOR Loans. Under such circumstances, a borrowing request for a LIBOR Loan shall be regarded, as to the Lender who has given notice under this Section 2.9, a request for a Base Rate Loan, and as to all other Lenders, it shall be regarded as a request for a LIBOR Loan. For purposes of this Section 2.9, a notice to Borrower by the Lender pursuant to (a) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the date of receipt by Borrower.

          2.10 Principal Repayment. All remaining principal outstanding under the Revolving Credit Loan shall become due on the Maturity Date or the earlier acceleration of the Revolving Credit Loan in accordance with the terms of this Agreement.

          2.11 Prepayment of LIBOR Loans.

               2.11.1 Notice of LIBOR Loan Prepayment. Borrower may, upon three (3) Banking Days' prior written notice to Agent (with a Banking Day cutoff of 11:00 a.m. Charlotte, North Carolina time, as provided in the definition thereof), and upon payment of all applicable premiums set forth in Section 2.11.3 hereof, prepay any outstanding LIBOR Loans prior to any Interest Payment Date for such LIBOR Loans, in whole or in part. Each notice of prepayment of any LIBOR Loan shall specify the date and amount of such prepayment and shall be irrevocable.

               2.11.2 Amount of LIBOR Loan Prepayment. Each partial prepayment of any LIBOR Loan shall be in an aggregate principal amount which is the lesser of (i) the then outstanding principal balance of the one or more LIBOR Loans to be prepaid, or (ii) One Million and No/100 Dollars ($1,000,000.00) or a larger integral multiple of Five Hundred Thousand and No/100 Dollars ($500,000.00). Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

               2.11.3 LIBOR Loan Breakage Costs. Borrower shall indemnify, defend and hold harmless each Lender against any loss or expense that a Lender may incur in connection with the prepayment of a LIBOR Loan, the Borrower's failure to borrow or to pay when it stated it would do so, including, but not limited to, the fees or charges customarily included in "breakage costs" that may result to a Lender from the early repayment of a LIBOR Liability, which costs may be calculated by a Lender as though Borrower's prepayment had been match-funded with a corresponding LIBOR Liability, whether or not the Lender manages its LIBOR Liabilities on a loan-by-loan basis. Additionally, upon prepayment of any LIBOR Loan on a date other than the relevant Interest Payment Date for such borrowing, Borrower shall pay to Lenders, in addition to all other payments then due and owing Lenders, premiums which shall be equal to an amount, if any, reasonably determined by Agent to be the difference between the rate of interest then applicable to the relevant LIBOR Loan and the yield Lenders would receive upon reinvestment of so much of the relevant LIBOR Loans as is prepaid for the remainder of the term of the relevant LIBOR Loan or Loans. Anything in this Section 2.11.3 to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, determined by Agent to be the difference between the rate of interest then applicable to the relevant LIBOR Loan and the yield that Lenders could receive upon reinvestment in the "Floor Reinvestment" of so much of the relevant LIBOR Loan as is prepaid for the remainder of the term of the relevant LIBOR Loan. For purposes hereof, "Floor Reinvestment" shall mean an investment for the time period from the date of such prepayment to the end of the relevant Interest Period applicable to such LIBOR Loan at an interest rate per annum equal to the Federal Funds Rate on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by Agent in good faith and shall be presumed correct absent manifest error.

          2.12 Prepayment of Base Rate Loans. Borrower may at any time prepay any outstanding Base Rate Loans prior to the Maturity Date in whole or in part without premium or penalty upon at least one Business Day's prior notice to Agent. All such prepayments shall be made in minimum amounts of One Million and No/100 Dollars ($1,000,000.00) and in increments of Five Hundred Thousand and No/100 Dollars ($500,000.00) each.

          2.13 Reduction of Commitment. Borrower may prospectively and permanently reduce the Commitment by giving Agent written notice of a reduction to be effective on a date certain no earlier than ten (10) Business Days after the notice is received by Agent. The principal balance of the Revolving Credit Loan shall be reduced, if necessary, on the effective date of the reduction in accordance with the notice. Reductions shall be shared by Lenders Pro Rata. If it is necessary to prepay any LIBOR Loan to accommodate the requested reduction, Borrower shall be liable for all costs provided for elsewhere in this Agreement. All reductions shall be in amounts of at least One Million and No/100 Dollars ($1,000,000.00) and shall be made in increments of Five Hundred Thousand and No/100 Dollars ($500,000.00).

          2.14 Periodic Commitment Fee Based on Use of Facilities. Borrower shall pay to Agent for distribution to Lenders Pro Rata an additional commitment fee for the unused portion of the Revolving Credit Loan. This fee shall be determined by applying the Applicable Commitment Fee (applied on the basis of a 360-day year) to the average daily unused balance of the Revolving Credit Loan (based upon availability of $14,000,000.00 or such greater amount as may hereafter become available). The commitment fee shall be paid in arrears on each Interest Payment Date applicable to Base Rate Loans, except that all such fees accrued under the Prior Loan Agreement shall be paid on the Closing Date. This commitment fee is not refundable. As provided in Section 2.15.2 hereof, all outstanding Letter of Credit Liabilities shall be treated as outstanding Loans for the purpose of determining the nonuse fee.

          2.15 Letters of Credit. Subject to the terms and conditions of this Agreement, Lenders' respective Commitments for the Revolving Credit Loan may be utilized, upon the request of Borrower, for the issuance by the Issuing Bank of standby or commercial letters of credit (the "Letters of Credit") for the account of Borrower for uses that would be permitted for the Revolving Credit Loan; provided that in no event shall (i) the aggregate amount of all stated and undrawn amounts under Letters of Credit (the "Letter of Credit Liabilities"), together with the aggregate principal amount of the Loans advanced under the Revolving Credit Loan, exceed the amount stated in Section
2.1 hereof, (ii) the outstanding aggregate amount of all Letter of Credit Liabilities exceed Five Million and No/100 Dollars ($5,000,000.00), or (iii) the expiration date of any Letter of Credit extend beyond the Maturity Date applicable to the Revolving Credit Loan. The following additional provisions shall apply to Letters of Credit:

               2.15.1 Procedure for Issuance. Borrower shall give Agent at least three (3) Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than thirty (30) days preceding the Maturity Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported. Borrower shall be the account party for each Letter of Credit, including Letters of Credit issuable to a beneficiary having a claim or potential claim against a Subsidiary of Borrower.

               2.15.2 Participation Among Lenders. On each day during the period commencing with the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated or, if drawn upon, until the resulting obligations of reimbursement (the "Reimbursement Obligations") have been satisfied in full by Borrower (whether by a borrowing under this Agreement or otherwise), the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement (including, but not limited to, the calculation of availability and of the nonuse fee) in an amount equal to such Lender's Pro Rata Share of the Letter of Credit Liabilities associated with such Letter of Credit. Each Lender (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit, it shall automatically be deemed to have acquired a participation in the Issuing Bank's liability under such Letter of Credit in an amount equal to such Lender's Pro Rata Share of such liability, and each Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Pro Rata Share of the Issuing Bank's liability under such Letter of Credit.

               2.15.3 Reimbursement Obligation. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify Borrower of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Borrower hereby unconditionally agrees to pay and reimburse Agent for the account of the Issuing Bank and the other Lenders Pro Rata with respect to the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary under such Letter of Credit, without presentment, demand, protest or other formalities of any kind. Any amounts not so paid or borrowed as set forth in Section 2.15.4 below shall bear interest at the Default Rate applicable to Base Rate Loans.

               2.15.4 Means of Reimbursement. Forthwith upon its receipt of a notice referred to in Section 2.15.3 hereof, Borrower shall advise Agent whether or not Borrower intends to obtain a Loan to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in this Agreement. In the event that Borrower fails to so advise Agent, and if Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, Agent shall give each Lender prompt notice of the amount of the demand for payment, specifying such Lender's Pro Rata Share of the amount of the related demand for payment, and Borrower shall be deemed in default hereunder for breaching Section 2.15.3 above.

               2.15.5  Payments by Lenders.  Each Lender (other than the Issuing
          Bank) shall pay to Agent for the account of the Issuing Bank in Dollars and in immediately available funds, such Lender's Pro Rata Share of any payment under a Letter of Credit upon notice by Agent to such Lender requesting such payment and specifying such amount as provided in Section 2.15.4. Each such Lender's obligation to make such payments to Agent for the account of the Issuing Bank under this
          Section 2.15.5, and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the failure of any other Lender to make its payment under this Section 2.15.5, the financial condition of Borrower, the existence of any Unmatured Default or Event of Default or the termination of the Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever, EVEN IN THE PRESENCE OF ORDINARY NEGLIGENCE ON THE PART OF THE ISSUING BANK; provided, nothing contained in the foregoing shall limit the Issuing Bank's liability for its gross negligence or willful misconduct in improperly honoring a draft drawn under a Letter of Credit.

               2.15.6 Settlement Among Lenders. Upon the making of each payment by a Lender to the Issuing Bank pursuant to Section 2.15.5 above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of Agent, the Issuing Bank or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement

          Obligation owing to the Issuing Bank by Borrower under this Agreement and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Pro Rata Share in any interest or other amounts payable by Borrower under such Letter of Credit Documents and the other Loan Documents in respect of such Reimbursement Obligation. Upon receipt by the Issuing Bank from or for the account of Borrower of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of set-off or application of proceeds of any collateral security) the Issuing Bank shall promptly pay to Agent for the account of each Lender who shall have previously assumed a participation in such payment under clause (ii) above, such Lender's Pro Rata Share of such payment, each such payment by the Issuing Bank to be made in the same money and funds in which received by the Issuing Bank. In the event any payment received by the Issuing Bank and so paid to Lenders is rescinded or must otherwise be returned by the Issuing Bank, each Lender shall, upon the request of the Issuing Bank (through Agent), repay to the Issuing Bank (through Agent) the amount of such payment paid to such Lender, with interest at the rate specified in Section 2.15.10.

               2.15.7 Letter of Credit Fee. Borrower shall pay to Agent for the account of each Lender Pro Rata a letter of credit fee in respect of each Letter of Credit on the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on the first day of each calendar quarter and on the Maturity Date applicable to the Revolving Credit Loan and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day) in an amount equal to the Applicable LIBO Rate Margin(s) in effect during the relevant period (or such margin plus two percentage points (2%), upon and during the continuation of an Event of Default hereunder). All calculations of Letter of Credit fees shall be based on a 360 day year counting the actual number of elapsed days. The Issuing Bank shall also receive a facing fee of one-eighth of one percent (1/8%) of the face amount of any Letter of Credit upon the issuance thereof.

               2.15.8 Letter of Credit Information. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

               2.15.9 Conditions Relating to Letters of Credit. The issuance by the Issuing Bank of each Letter of Credit shall be subject, in addition to the conditions precedent set forth in Article III hereof, to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control. Without limiting the foregoing, it is agreed that (i) an "Event of Default" under any reimbursement agreement respecting a Letter of Credit shall be deemed to mean an Event of Default under this Agreement, and (ii) no Borrower Entity shall be required to provide any collateral to secure its obligations regarding any Letter of Credit except as required herein.

               2.15.10 Payments Among Lenders. In the event that any Lender fails to pay any amount required to be paid pursuant to this Section
          2.15 when due, such Lender shall pay interest to the Issuing Bank (through Agent) on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the Alternate Base Rate plus 2.0%.

               2.15.11 Modifications. The issuance by the Issuing Bank of any modification or supplement to any Letter of Credit shall be subject to the same conditions applicable under this Section 2.15 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued unless either (x) the respective Letter of Credit as affected by such action would have complied with such conditions had it originally been issued in such modified or supplemented form or (y) each Lender or the Required Lenders, as may be required under Article IX hereof, shall have consented to such modification or supplement.

               2.15.12 Absolute Obligations of Borrower. The obligations of Borrower under this Section 2.15 shall be unconditional and absolute and shall not be affected, modified or impaired, upon the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of Borrower:

                        2.15.12(a)  the compromise, settlement, release,
               modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions covenants or agreements of any Person in respect of any of the Loan Documents;

                      2.15.12(b)  the occurrence, or the failure by Agent, any
               Lender or any other Person to give notice to Borrower of the occurrence, of any Event of Default or any default under any of the other Loan Documents;

                      2.15.12(c)  the waiver of the payment, performance or
               observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Loan Documents;

                      2.15.12(d)  the extension of the time for performance of
               any other obligations, covenants or agreements of any Person under or arising out of any of the Loan Documents;

                      2.15.12(e)  the taking or the omission of any of the
               actions referred to in any of the Loan Documents;

                      2.15.12(f)  any failure, omission or delay on the part
               of Agent, any Lender, Borrower or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by this Agreement or any of the Loan Documents, or any other act or acts on the part of Agent, any Lender, Borrower or the beneficiary of any Letter of Credit;

                      2.15.12(g)  the voluntary or involuntary liquidation,
               dissolution, sale or other disposition of all or substantially all the assets of, the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect, Borrower or any other party to any of the Loan Documents;

                      2.15.12(h)  any lack of validity or enforceability of this
               Agreement, any Letter of Credit or any other Loan Document, or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

                      2.15.12(i)  the existence of any claim, set-off, defense
               or other right which Borrower may have at any time against Agent, any Lender or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom the Lender or any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement or any of the other Loan Documents or any of the transactions contemplated by any Loan Document or any unrelated transaction;

                        2.15.12(j)  any statement in any certificate or any
               other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

                        2.15.12(k)  payment by the Issuing Bank under any Letter
               of Credit against presentation of a demand or certificate which does not comply with the terms of such Letter of Credit;

                        2.15.12(l)  the release or discharge by operation of law
               of Borrower form the performance or observance of any obligation, covenant or agreement contained in any of the Loan Documents; or

                        2.15.12(m)  any other circumstance or happening
               whatsoever, whether or not similar to any of the foregoing.

               2.15.13 Indemnity. Without affecting Borrower's liability under any other provision of this Agreement, Borrower agrees to indemnify the Issuing Bank, Agent and each of the Lenders and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding relating to (a) the execution and delivery of any Letter of Credit; (b) the use of the proceeds of any drawing under any Letter of Credit; or (c) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, AND EVEN IN THE PRESENCE OF ORDINARY NEGLIGENCE BY THE INDEMNIFIED PARTY, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by reason of the willful misconduct or gross negligence of the Issuing Bank in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit. It shall not be a condition to any such indemnification that the Issuing Bank, Agent or any Lender shall be a party to any such investigations, litigation or other proceeding. Nothing in this Paragraph 2.15 is intended to limit Borrower's payment obligations under this Agreement.

               2.15.14 Assumption of Risk. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of Agent, any Lender nor any of their respective affiliates, officers, directors, employees, attorneys or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit; (b) the validity, sufficiency or genuineness of documents presented to the Issuing Bank, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (d) any delay and/or loss in transit of any messages, letters or documents or delay, mutilation or other errors arising in the transmission of any telecommunication; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, EVEN IN THE PRESENCE OF ORDINARY NEGLIGENCE BY THE ISSUING BANK; provided that Borrower shall have a claim against the Issuing Bank to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by the Issuing Bank's willful misconduct or gross negligence in determining whether a document presented under any Letter of Credit complied with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          2.15.15 Resignation of Issuing Bank. The Issuing Bank may resign from its service as such upon at least fifteen (15) Business Days written notice to Lenders, Agent and Borrower, upon which Borrower and the Required Lenders shall appoint a replacement Issuing Bank from among the Lenders. The notice of resignation shall state the material reason(s) that caused the Issuing Bank to wish to resign from that capacity. Even after such resignation, the Issuing Bank shall remain subject to the obligations and entitled to the benefits of the status of Issuing Bank with respect to Letters of Credit that remain outstanding.

          2.16 Up-Front Fee. On January 5, 1998, Borrower shall pay an amendment and up-front fee to the Lenders in the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). This fee shall be secured by a pledge of cash to Agent in that amount.

          2.17 Additional Closing. Borrower acknowledges that it has requested that Lenders extend the Revolving Credit Loan under this Agreement on an expedited basis without the opportunity to determine the appropriate financial covenants that Lenders would require to engage in a continuing credit relationship with Borrower. Lenders will need additional financial information to assess the issue of financial covenants and other underwriting issues that would affect the desirability of a continuing credit relationship with Borrower. It is in the furtherance of this effort to assess future covenants that Borrower has undertaken to deliver projections to Agent (Section 5.3.13) to assist in an evaluation of Borrower's systems (Section 5.24). In order to assist Lenders in finalizing the financial covenants, Borrower shall advise Lenders of the final adjustments to Borrower's "due from affiliates" as approved by Arthur Andersen for the fiscal year ending December 31, 1997 no later than January 15, 1998. Borrower covenants and agrees that if Lenders and Borrower cannot reach an agreement on appropriate financial covenants and other terms and conditions going forward on or before January 31, 1998, Lenders may declare the Revolving Credit Loan to be due and payable upon at least thirty (30) days prior written notice. Lenders' assessment and proposal of these financial covenants shall be subject to Lenders' sole discretion and shall take into account the financial condition of Borrower as it then exists and all other relevant underwriting matters, including, but not limited to, the possibility of taking additional security interests in assets of the Borrower Entities to secure the obligations. In assessing the financial covenants that Lenders will require of Borrower going forward, Lenders will propose triggers to permit the curtailment or reduction of the liability of one or both of the Guarantors.

                          III.  CONDITIONS PRECEDENT

          3.1 Conditions to Initial Advance and Issuance. Lenders shall not be obligated to make their initial Loan pursuant to this Agreement, and the Issuing Bank shall not be obligated to issue any Letters of Credit, unless and until Borrower satisfies the following conditions:

               3.1.1 Loan Documents. Borrower shall have delivered to Agent the following documents, fully executed and in form and substance acceptable to Agent and Lenders:

                      3.1.1(a)  Prior Loan Agreement Documents.  All documents
               required under the terms and conditions of the Prior Loan Agreement.

                      3.1.1(b)  Loan Agreement.  This Loan Agreement.

                      3.1.1(c)  Revolving Credit Loan Note. The First
               Consolidated, Amended and Restated Revolving Credit Note issued by Borrower payable to the order of NationsBank of Tennessee, N.A. in the maximum principal amount of $20,000,000.00.

                      3.1.1(d)  Charter. Certified Copy of the charter of
               Borrower.

                      3.1.1(e)  Certificates of Good Standing and Authorization.
               Certificate of Good Standing issued as to Borrower by the Secretary of State for the State of Delaware and Certificates of Authority and Existence issued by the Secretary of State of Texas.

                      3.1.1(f)  Resolutions.  Secretary Certifications including certified copies of resolutions authorizing the execution of all applicable Loan Documents on behalf of Borrower.

                      3.1.1(g)  Opinions of Borrower's Counsel.  Opinions of
               Texas counsel to Borrower addressed to Agent and Lenders addressing such matters as Agent may require.

                      3.1.1(h)  Closing Statement and Funding of Expenses.  Loan
               Closing Statement describing expenses due in connection with the closing of the Revolving Credit Loan and payment thereof in immediately available funds.

                      3.1.1(i)  Compliance Certificate.  A Compliance
               Certificate executed by Rich D'Amico, Borrower's general counsel, David Real, Borrower's chief financial officer, and David Meyer M.D., a director of Borrower, confirming appropriate matters to the best of their knowledge, information and belief.

                      3.1.1(j)  Guaranties. Borrower shall provide the joint and several Unconditional Limited Guaranties of the Guarantors and current financial statements for the Guarantors.

                      3.1.1(k)  Collateral Assignment of Account.  A Collateral
               Assignment of Account granting to NationsBank a first priority perfected security interest in cash to secure the payment of the fee due January 5, 1998.

                      3.1.1(l)  Closing Statement.  A Closing Statement setting
               forth the borrowings and disbursements made on the Closing Date.

                      3.1.1(m)  Amendments to Unconditional Joint and Several
               Guaranty. Eighth, Ninth, Tenth and Eleventh Amendments to the Unconditional Joint and Several Guaranty dated as of March 14, 1997 executed by Subsidiaries of Borrower.

                      3.1.1(n)  First Amendment to Stock Pledge and Security
               Agreement. First Amendment to the Stock Pledge Agreement dated as of March 14, 1997 executed by Borrower and certain of its Subsidiaries.

                      3.1.1(o)  Other Documents.  Such other documents as
               Lenders or Agent may reasonably require.

               3.1.2 Additional Conditions. Borrower shall have satisfied the following additional conditions:

                      3.12(a)  Warranties.  All warranties made in the Loan
               Documents must be true in all material respects and shall be true in all material respects taking into account the funding of the requested Loan.

                      3.12(b)  Covenants.  All covenants made in the Loan
               Documents must have been complied with in all material respects and shall have been complied with, taking into account the funding of the requested Loan.

                      3.12(c)  Absence of Unmatured Default.  No Event of
               Default or Unmatured Default shall exist under this Agreement.

                      3.12(d)  No Adverse Change.  There must be no Material
               Adverse Change since September 30, 1997 except as has been disclosed to Agent as of the Closing Date.

                      3.12(3)  Absence of Litigation.  There must be no action,
               suit, proceeding or investigation against any Borrower Entity before or through any Governmental Authority which, if adversely determined, would likely have a Material Adverse Effect.

          3.2 Conditions to Subsequent Loans and Issuances. Lenders shall not be obligated to make any Loan following the initial advance, and the Issuing Bank shall not be obligated to issue any Letters of Credit, unless all of the following conditions are satisfied as of the time of the request and of funding or issuance:

               3.2.1  Conditions to Initial Advance.  All of the conditions in
          Section 3.1 hereof must have been satisfied as of the date of the initial advance hereunder.

               3.2.2  Permitted Subsidiaries.  All of the documents required in
          Section 3.1 for Initial Subsidiaries shall have been received by Agent as to any additional Permitted Subsidiaries, within the time required in this Agreement.

               3.2.3 Warranties. All warranties made in the Loan Documents must be true in all material respects and shall be true in all material respects taking into account the funding of the requested Loan.

               3.2.4 Covenants. All covenants made in the Loan Documents must have been complied with in all material respects and shall have been complied with in all material respects taking into account the funding of the requested Loan.

               3.2.5 Absence of Unmatured Default. No Event of Default or Unmatured Default shall exist under this Agreement.

               3.2.6 Material Adverse Change. There shall not have occurred a Material Adverse Change.

          3.3  Conditions to the Additional Closing.   If Lenders and Borrower
reach an agreement as to the terms going forward for the Additional Closing, the following conditions shall apply thereto:

               3.3.1  Conditions to Initial Advance.  All of the conditions in
          Section 3.1 hereof must have been satisfied.

               3.3.2  Permitted Subsidiaries.  All of the documents required in
          Section 3.1 for Initial Subsidiaries shall have been received by Agent as to any additional Permitted Subsidiaries, within the time required in this Agreement.

               3.3.3 Warranties. All warranties then made in the Loan Documents must be true in all material respects.

               3.3.4 Covenants. All covenants then undertaken in the Loan Documents must have been complied with in all material respects and shall have been complied with in all material respects.

               3.3.5 Absence of Unmatured Default. No Event of Default or Unmatured Default shall exist under this Agreement.

               3.3.6 Material Adverse Change. There shall not have occurred a Material Adverse Change.

               3.3.7 Documentary Requirements. Borrower shall cause to be executed and delivered to Lenders and Agent such amendments, certificates, opinions of counsel, resolutions and other documents with respect to Borrower, the Borrower Entities and their assets as Lenders or Agent may require, in their discretion.


                      IV.  REPRESENTATIONS AND WARRANTIES

          Borrower represents and warrants to Lenders and Agent that as of the Closing Date:

          4.1 Capacity. Each Borrower Entity is a corporation or other entity as set forth in Schedule 1.1 hereof, and is duly organized, validly existing and in good standing under the laws of the state of its domicile as set forth in Schedule 1.1. Each Borrower Entity is qualified or authorized to do business in all jurisdictions in which its ownership of property or conduct of business requires such qualification or authorization or where the failure to be so qualified or authorized would not have a Material Adverse Effect. Each Borrower Entity has the power and authority to own its Properties and to carry on its business as now being conducted and as proposed to be conducted after the execution hereof, to execute and deliver this Agreement and the other Loan Documents, and to perform its obligations hereunder and under the other Loan Documents.

          4.2 Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower Entity executing such documents has been duly authorized by all requisite action.

          4.3 Binding Obligations. This Agreement is and the other Loan Documents, when executed and delivered to Agent and Lenders, will be, legal, valid and binding upon each Borrower Entity who is a party thereto, enforceable in accordance with its respective terms, subject only to principles of equity and laws applicable to creditors generally, including bankruptcy laws.

          4.4 No Conflicting Law or Agreement. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower Entity does not constitute a breach of or default under, and will not violate or conflict with, any provisions of the corporate charter or other constituent documents of a Borrower Entity; any contract, financing agreement, lease, or other agreement to which a Borrower Entity is a party or by which its Properties may be affected, the violation of which would have a Material Adverse Effect; or any Law to which a Borrower Entity is subject or by which its Properties may be affected, the violation of which would have a Material Adverse Effect; nor will the same result in the creation or imposition of any Encumbrance upon any Property of any Borrower Entity, other than those contemplated by the Loan Documents.

          4.5 No Consent Required. The execution, delivery, and performance of this Agreement and the other Loan Documents by the Borrower Entities do not require the consent or approval of or the giving of notice to any Person except for those consents which have been duly obtained and are in full force and effect on the date hereof and others, if any, which by their omission would not result in a Material Adverse Effect.

          4.6 Financial Statements. The Financial Statements are complete and correct, have been prepared in accordance with GAAP, and present fairly the financial condition and results of operations of the Borrower Entities as of the date and for the period stated therein, subject to year-end adjustments. No Material Adverse Change has occurred since the date of the Financial Statements. Borrower acknowledges that Lenders have advanced (or shall advance) the Revolving Credit Loan in reliance upon the Financial Statements.

          4.7 Fiscal Year. Borrower's fiscal year ends on December 31 of each year.

          4.8 Litigation. Except as disclosed on Schedule 4.8 hereto, (i) there is no litigation, arbitration, legal or administrative proceeding, tax audit, investigation, or other action or proceeding of any nature pending against any Borrower Entity or any of its Properties which, if adversely determined, would likely have a Material Adverse Effect, and (ii) there is no litigation, arbitration, legal or administrative proceeding, tax audit, investigation, or other action or proceeding of any nature threatened in writing against a Borrower Entity which, if adversely determined, would have a Material Adverse Effect. No Borrower Entity is subject to any outstanding court, arbitral or administrative order, writ or injunction. To the best of Borrower's knowledge, information and belief, no facts exist under which third parties have unasserted claims against any Borrower Entity which, if adversely determined, would have a Material Adverse Effect.

          4.9 Taxes; Governmental Charges. Each Borrower Entity has filed or caused to be filed or has lawfully extended the deadline for filing all tax returns and reports required to be filed, other than those which, if not filed, would not have a Material Adverse Effect. Each Borrower Entity has paid, or made adequate provision for the payment of, all Taxes that have or may have become due pursuant to such returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided. To the best of Borrower's knowledge, there is no proposed material tax assessment against any Borrower Entity. No extension of time for the assessment of federal, state or local taxes of any Borrower Entity is in effect or has been requested. Each Borrower Entity has timely made all required remittances of withholding deposits and other assessments against payroll expenditures except for matters that would not have a Material Adverse Effect.

          4.10 Title to Properties. Each Borrower Entity has good and marketable title to its Properties, free and clear of all Encumbrances except for Permitted Encumbrances except for matters that would not have a Material Adverse Effect.

          4.11 No Default. No Borrower Entity is in default in any respect that affects its business, Properties, operations, or condition, financial or otherwise, under any indenture, mortgage, deed of trust, obligation to equity holders, credit agreement, note, agreement, lease, sale agreement or other instrument to which any Borrower Entity is a party or by which its Properties are bound, which default would have a Material Adverse Effect. To the best of Borrower's knowledge, information and belief, no other party to any contract with any Borrower Entity under which a default would have a Material Adverse Effect is in default or breach thereof and no circumstances exist which, with the giving of notice and/or the passing of time would constitute such default or breach. No Event of Default or Unmatured Default exists under this Agreement.

          4.12 Casualties; Taking of Properties. Neither the business nor the Property of any Borrower Entity is presently impaired as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property, cancellation of contracts, permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy, in any case as would have a Material Adverse Effect.

          4.13 Compliance with Laws. No Borrower Entity is in violation of any Law to which it, its business or any of its Properties are subject, the violation of which would likely have a Material Adverse Effect, and there are no outstanding citations, notices or orders of noncompliance issued to any Borrower Entity under any such Law, the violation of which would likely have a Material Adverse Effect. Each Borrower Entity has obtained all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, except for those which, if not obtained, would not have a Material Adverse Effect.

          4.14 Compliance with Fraud and Abuse Laws. Without limiting any other provision of this Agreement, no Borrower Entity and no Provider is in violation of any Fraud and Abuse Law, the violation of which would have a Material Adverse Effect.

          4.15 ERISA. No ERISA Event has occurred with respect to any Plan or is reasonably expected to occur with respect to any Plan, except for those which, if not obtained, would not have a Material Adverse Effect.

          4.16 Full Disclosure of Material Facts. Borrower has fully advised Agent of all matters involving the financial condition, business, operations and Properties of the Borrower Entities that would be reasonably expected to have a Material Adverse Effect. No information, exhibit, or report furnished or to be furnished by Borrower to Lenders in connection with this Agreement contains, as of the date thereof, any misrepresentation of fact or failed or will fail to state any material fact, the omission of which would render the statements therein materially false or misleading.

          4.17 Accuracy of Projections. With respect to all business plans and other forecasts and projections furnished by or on behalf of Borrower and made available to Agent relating to the financial condition, business, operations or Properties of the Borrower Entities, all facts stated as such therein were true and complete in all material respects as of the time made and all estimates and assumptions were made in good faith and believed to be reasonable at the time made. As of the Closing Date, nothing had come to the attention of Borrower that has changed its assessment of any such matters, except for changes that would not have a Material Adverse Effect and those which have been disclosed to Agent.

          4.18 Investment Company Act. No Borrower Entity is an "investment company" under the Investment Company Act of 1940, as amended.

          4.19 Personal Holding Company. No Borrower Entity is a "personal holding company" as defined in Section 542 of the IRC.

          4.20 Solvency. Each Borrower Entity is Solvent as of the date hereof and will remain Solvent upon the consummation of the transactions contemplated hereby.

          4.21 Chief Executive Office. The address designated herein to which notices are to be sent under this Agreement is Borrower's chief executive office within the meaning of Tennessee Code Annotated Section 47-9-103(3)(d).

          4.22 Subsidiaries. Borrower has no Subsidiaries, except for those included in the Initial Borrower Entities as disclosed in Schedule 1.1 hereto.

          4.23 Ownership of Patents, Licenses, Etc. The Borrower Entities own all licenses, permits, franchises, registrations, patents, copyrights, trademarks, trade names or service marks, or the rights to use the foregoing, that are necessary for the continued operation of their business except for such licenses, etc., which, if not held or owned, would not have a Material Adverse Effect.

          4.24 Environmental Compliance. Each Borrower Entity has duly complied with, and their Properties are owned and operated in compliance with, all Environmental Laws, the violation of which would have a Material Adverse Effect. There have been no citations, notices or orders of non-compliance issued to any Borrower Entity or, to the best of Borrower's knowledge, relating to their business or Properties pursuant to any Environmental Law, except for those which would not have a Material Adverse Effect. Each Borrower Entity has obtained all required federal, state and local licenses, certificates or permits relating to them and their Properties as required by applicable Environmental Laws, except for those which, if not obtained, would not have a Material Adverse Effect.

          4.25 Labor Matters. No Borrower Entity is subject to any collective bargaining agreements or any decrees or orders requiring them to recognize, deal with or employ any Person. No demand for collective bargaining has been asserted against any Borrower Entity by any union or organization. No Borrower Entity has experienced any strike, labor dispute, slowdown or work stoppage due to labor dispute and, to the best knowledge of Borrower, there is no such strike, dispute, slowdown or work stoppage threatened against any Borrower Entity. All Borrower Entities are in compliance in all material respects with the Fair Labor Standards Act of 1938, as amended, except for those matters which would not have a Material Adverse Effect.

          4.26 OSHA Compliance. All Borrower Entities are in compliance in all material respects with the Federal Occupational Safety and Health Act, as amended, and all regulations under the foregoing, except for those matters which would not have a Material Adverse Effect.

          4.27 Regulation U. No Borrower Entity is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). No proceeds of any Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) in violation of applicable law, including, without limitation, Regulation U issued by the Board of Governors of the Federal Reserve System.

          4.28 Affiliate Transactions. No Borrower Entity is a party to any transaction, contract or agreement with any Affiliate, except for Service Agreements, lease agreements and other agreements among Borrower and its Subsidiaries and those other agreements described in Schedule 4.28 hereof.

          4.29 Subordinated Debentures. The Obligations constitute "Senior Indebtedness" for the purpose of the subordination provisions of the Indenture pursuant to which the Subordinated Debentures have been issued.

                           V.  AFFIRMATIVE COVENANTS

          Borrower covenants that, during the term of this Agreement (and thereafter where expressly stated herein):

          5.1 Payment of Obligations. Borrower shall pay all amounts owed under the Obligations when due without setoff, counterclaim or withholdings of any kind; provided, however, if Borrower is required by law to withhold any taxes (other than taxes based upon the income of the Lender imposed by the jurisdiction in which the Lender is organized or from which its interest herein has been generated) from any payments on the Obligations to any Lender(s), Borrower shall make additional payments to such Lender(s) along with the regular payments as they become due so that the end result is that such Lender(s) receives the amount that the Lender(s) would have received if no such withholdings were made.

          5.2 Maintenance of Existence and Business. Except for transactions among Borrower Entities and other transactions permitted under this Agreement, each Borrower Entity shall maintain its fundamental existence, name, rights, and franchises, and shall maintain its qualification and good standing in all states in which such qualification is necessary (except to the extent that failure to so qualify would not have a Material Adverse Effect), and shall continue to operate in the same type of business as such Borrower Entity engages in as of the date hereof.

          5.3 Financial Statements and Reports. Borrower shall furnish to Agent and Lenders or cause Agent and Lenders to receive all of the following, all of which must be in number sufficient for all Lenders and otherwise in form and substance satisfactory to Agent and Lenders:

               5.3.1 Monthly Financial Reports. As soon as available, and in any event by the last Business Day of each month, Borrower shall deliver a balance sheet and income statement of Borrower for and as of the end of the preceding month, all prepared by Borrower on a consolidated basis and certified by Borrower's president or chief financial officer to be complete and correct and to present fairly, in accordance with GAAP (excluding year-end adjustments and required footnote disclosures), the financial condition of Borrower and its consolidated affiliates as of the date of such statements and the results of their operations for such period. The monthly financial information shall further include calculations of all financial ratios, the certification of Borrower's president or chief financial officer as to the absence of any Event of Default or Unmatured Default. The reports delivered under this Section shall include consolidating financial statements if Agent so requires.

               5.3.2 Quarterly Financial Reports. As soon as available, and in any event by the forty-fifth (45th) day of each calendar quarter, Borrower shall deliver a balance sheet, income statement and statement of cash flows of Borrower for and as of the end of the preceding fiscal quarter, all prepared by Borrower on a consolidated basis and certified by Borrower's president or chief financial officer to be complete and correct and to present fairly, in accordance with GAAP (excluding year-end adjustments and required footnote disclosures), the financial condition of Borrower and its consolidated affiliates as of the date of such statements and the results of their operations for such period. The quarterly financial information shall further include calculations of all financial ratios, the certification of Borrower's president or chief financial officer as to the absence of any Event of Default or Unmatured Default. The reports delivered under this Section shall include consolidating financial statements if Agent so requires.

               5.3.3 Annual Financial Reports. As soon as available, and in any event within ninety (90) days after the end of each fiscal year, Borrower shall deliver audited balance sheets of Borrower as of the end of such year and the related audited statements of income, retained earnings and cash flows for such year, together with supporting schedules, all such statements prepared in accordance with GAAP on a consolidated basis and accompanied by an unqualified audit report prepared by an independent "big six" certified public accountant acceptable to Agent showing the financial condition of Borrower and its consolidated affiliates at the close of such year and the results of its operations during such year. The annual financial information shall include calculations of all financial ratios as determined based upon the audited financial statements and the certification of Borrower's president or chief financial officer as to the absence of any Event of Default or Unmatured Default. The reports delivered under this Section shall include consolidating financial statements if Agent so requires.

               5.3.4 Budgets. As soon as available, and in any event within sixty (60) days after the beginning of each fiscal year, Borrower shall deliver its Capital Expenditures budget and its operating budget for the current year, including a pro forma balance sheet and income statement and including information on a consolidating basis if Agent so requests.

               5.3.5 Accountant Reports. Promptly upon the receipt thereof, Borrower shall deliver a copy of each management letter submitted to Borrower or its consolidated affiliates by their accountants in connection with any annual, interim or special audit made by them.

               5.3.6 Owner Mailings. Promptly upon the sending thereof, Borrower shall deliver a copy of each material statement, report or notice sent to its shareholders.

               5.3.7 SEC Filings. Promptly upon the filing thereof, should such filings become applicable, Borrower shall deliver copies of all regular, periodic and special reports that any Borrower Entity files with the United States Securities and Exchange Commission or any successor thereto, or any national securities exchanges or the National Association of Securities Dealers.

               5.3.8 Change in Accounting Policies. Borrower shall promptly give written notice of any material change in accounting policies or financial reporting practices on the part of any Borrower Entity.

               5.3.9 Notice Upon Perceived Breach. Borrower agrees to give prompt written notice of any action or inaction by or on behalf of Agent or any Lender in connection with this Agreement or the Obligations that Borrower believes may be actionable against such party or a defense to payment of any or all of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law.

               5.3.10 Changes in Constituent Documents. Borrower shall give prompt written notice of any material change in the corporate charter or bylaws of Borrower or any Subsidiary following the encumbrance of the stock thereof in favor of Agent as required under this Agreement, and shall provide Agent with a copy of such change (Borrower Entities are restricted in the adoption of such amendments as provided elsewhere in the Loan Documents, and nothing contained in this Section shall be deemed a waiver of such restrictions).

               5.3.11 Notice of Litigation. Borrower shall give prompt written notice of any litigation, arbitration, tax audit, administrative proceeding or investigation that may hereafter be instituted or threatened in writing in which Borrower would be a party or which otherwise may affect any Borrower Entity or any of their business, operations or Properties, except for (i) actions seeking only monetary damages in an amount of less than Five Hundred Thousand and No/100 Dollars ($500,000.00), and (ii) matters arising from premises or vehicular liability seeking only monetary damages and which are fully covered by insurance, subject only to any applicable deductible.

               5.3.12 Defaults and Changes. Borrower shall give prompt written notice if Borrower learns of the occurrence of (i) any event that constitutes an Event of Default or an Unmatured Default, together with a detailed statement of the steps being taken as a result thereof, or
          (ii) any Material Adverse Change.

               5.3.13 Financial Projections. On or before December 31, 1997, Borrower shall provide Agent with financial projections prepared on a quarterly basis and covering the period from the date hereof through December 31, 1999. These projections shall be prepared in sufficient detail to allow Lender to evaluate them in its consideration of financial covenants with respect to the Additional Closing and shall include a pro forma balance sheet, income statement and statement of cash flow, and shall further include information on a consolidating basis should Agent so request.

               5.3.14 Other Information. Borrower shall provide such other information respecting the condition or operations, financial or otherwise, of the Borrower Entities as Agent or any Lender may from time to time reasonably request.

          5.4 Taxes and Other Encumbrances. Each Borrower Entity shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; provided, however, that the Borrower Entities shall not be required to pay or discharge any such tax, assessment, charge or claim for as long as it is being diligently contested in good faith by proper proceedings and for which appropriate reserves are being maintained.

          5.5 Payment of Funded Debt. Each Borrower Entity shall pay all of its Funded Debt as and when the same becomes due in accordance with its terms (unless such payment is not made due to its subordination to the Revolving Credit Loan), unless the failure to pay would not have a Material Adverse Effect or is being contested in good faith and appropriate reserves have been made for payment thereof in accordance with GAAP.

          5.6 Compliance with Laws. Each Borrower Entity shall observe and comply with all Laws (including, but not limited to, Fraud and Abuse Laws), and shall maintain all certificates, franchises, permits, licenses, and authorizations necessary to the conduct of its business or the operation of its Properties, except for such Laws, certificates, etc., which, if violated or not obtained and full penalties were imposed for such violation, would not cause a

Material Adverse Effect. Each Borrower Entity shall further use its best efforts to assure the compliance by all Providers with all applicable Laws, including, but not limited to, medical licensure and Fraud and Abuse Laws, relating to their providing of professional services, except for those which, if violated and full penalties were imposed for such violation, would not cause a Material Adverse Effect.

          5.7 Maintenance of Property. All Borrower Entities shall maintain their Property (and any Property leased by or consigned or held under title retention or conditional sales contracts) in good and workable condition at all times, subject to ordinary wear and tear, normal discards and replacements due to functional and useful-life obsolescence, and shall make all repairs, replacements, additions, and improvements to their Property reasonably necessary and proper to ensure that the business carried on in connection with their Property may be conducted properly and efficiently at all times.

          5.8 Compliance with Contractual Obligations. Each Borrower Entity will perform all of its obligations in respect of all material contracts to which it is a party and will use its best efforts to keep, and to take all action to keep, such contracts in full force and effect and not allow any such contract to lapse or be terminated or any rights to renew such to be forfeited or canceled, if such lapse, etc. would have a Material Adverse Effect; provided, however, that any such contract may lapse or be terminated or such renewal rights may be forfeited or canceled if in the reasonable business judgment of the Borrower Entities it is in their best interests to allow or cause such lapse, termination, forfeiture or cancellation.

          5.9 Further Assurances. The Borrower Entities shall promptly cure any defects in the creation, issuance, or delivery of the Loan Documents. The Borrower Entities at their expense will execute (or cause to be executed) and deliver to Agent upon request all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements applicable to them in the Loan Documents, or to evidence further and to describe more fully any Collateral intended as security for the Obligations, or to correct any omissions in the Loan Documents, or to state more fully the Obligations and agreements set out in any of the Loan Documents, or to perfect, protect, or preserve any Encumbrances created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or to obtain any consents, all as may be reasonably necessary or appropriate in connection therewith. Borrower appoints Agent as Borrower's attorney-in-fact to execute any financing statements or other instruments of perfection with respect to the Collateral.

          5.10 Security Interest; Setoff. In order to further secure the payment of the Obligations, Borrower hereby grants to Agent and to each Lender a security interest and right of setoff against all of Borrower's presently owned or hereafter acquired monies, items, credits, deposits and instruments (including certificates of deposit) presently or hereafter in the possession of any Lender or Agent. By maintaining any such accounts or other property with a Lender or Agent, Borrower acknowledges that Borrower voluntarily subjects the property to the security interest arising hereunder. Subject to the provisions in Article IX hereof, a Lender may exercise its rights under this Section without prior notice (but with prompt notice following the setoff) following an Event of Default. Borrower agrees that neither Lenders nor Agent shall be liable for the dishonor of any instrument after notice of setoff shall have been duly given resulting from a Lender's exercise of its rights under this Section.

          5.11 Insurance.

               5.11.1 General Insurance Requirements. In addition to the other specific requirements set forth in this Agreement and as may be required by other Loan Documents, the Borrower Entities shall maintain insurance (i) on all insurable Properties now or hereafter owned by them under coverage that insures against the risks included in fire and extended coverage insurance and against such other risks as are customarily insured in their industry, in an amount equal to not less than the actual cash value thereof and with a deductible of no more than One Thousand and No/100 Dollars ($1,000.00), (ii) against public liability in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, and (iii) with respect to worker's compensation liabilities in the amount required by law or, if higher, the amount customary in the industry. All policies of insurance shall be issued by insurance companies acceptable to Agent and shall be in form and substance acceptable to Agent.

               5.11.2 Practice-Related Insurance Requirements. The Borrower Entities shall maintain insurance for claims, however characterized, against them in connection with the provision of medical services by Providers and/or ancillary services provided by them at Practices covered by Service Agreements, in an amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence with respect to Practices whose Providers are physicians and Three Hundred Thousand and No/100 Dollars ($300,000.00) per occurrence with respect to Practices whose Providers who are not physicians. The Borrower Entities shall further cause each Provider to maintain medical malpractice insurance of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence. All required insurance shall be in form and substance acceptable to Agent.

          5.12 Accounts and Records. The Borrower Entities shall maintain current books of record and account, in which full, true, and correct entries will be made of all transactions.

          5.13 Official Records. The Borrower Entities shall maintain current corporate and official records, minute books and stock ledgers.

          5.14 Banking Relationships. The Borrower Entities shall maintain their deposit accounts with Lenders or with other FDIC-insured depository institutions.

          5.15 Right of Inspection. The Borrower Entities shall permit any officer, employee, or agent of a Lender or Agent to visit and inspect during ordinary business hours any of their Property, to examine their books of record and accounts and corporate records, to take copies and extracts from such books of record and accounts, and to discuss the affairs, finances, and accounts of the Borrower Entities with their respective officers, accountants, and auditors, all at such reasonable times and as often as Agent or a Lender may reasonably desire and upon reasonable advance notice absent an Event of Default. Without limiting Agent's right to obtain equitable relief as to any other appropriate right in this Agreement or in other Loan Documents, Borrower agrees that the rights in this Section may be enforced by affirmative injunction and, to the extent the right to review records may be denied, the right may be enforced by a restraining order prohibiting the interference by Borrower with the exercise of rights to review of the records pursuant to this Section. Absent an Event of Default, all expenses of such inspections, etc. shall be paid by the respective Lenders, and in the presence of an Event of Default, all reasonable expenses thereof shall be paid by Borrower.

          5.16 ERISA Information and Compliance. The Borrower Entities shall comply with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which they are a party, except for matters which would not have a Material Adverse Effect. The Borrower Entities shall (i) upon request, provide Agent with copies of any annual report required to be filed pursuant to ERISA with respect to any Plan or any other employee benefit plan;
(ii) notify Agent upon the occurrence of any ERISA Event or of any additional act or condition arising in connection with any Plan which they believe might constitute grounds for termination thereof by the PBGC or for the appointment of a trustee to administer the Plan; and (iii) furnish to Agent, promptly upon request, such additional information concerning any Plan or any other employee benefit plan as Agent may request.

          5.16 Indemnity; Expenses. Borrower agrees to indemnify, defend (with counsel reasonably satisfactory to the indemnified party or parties) and hold harmless Lenders and Agent against any loss, liability, claim or expense, including reasonable attorneys' fees, that they may incur in connection with the Loan Documents or the Obligations, INCLUDING THOSE EXPENSES, ETC. THAT MAY RESULT FROM THEIR ORDINARY NEGLIGENCE, except those losses, etc. that may result from a Lender's or Agent's gross negligence or willful misconduct. Without limiting the foregoing, upon demand by Agent, Borrower will reimburse Lenders and/or Agent for the following reasonable expenses if not paid by Borrower promptly after written demand by Agent:

               5.17.1 Taxes. All taxes that Lenders or Agent may be required to pay because of the Obligations or because of Lenders' or Agent's interest in any property securing the payment of the Obligations, excepting taxes based upon the net income of a Lender or Agent.

               5.17.2 Administration. All reasonable costs of the preparation of this Agreement and any other related documents and the administration of the Obligations (except for Lenders' and Agent's usual overhead incurred in the acceptance and processing of payments, the routine review of financial statements, certifications and reports, routine communications with Borrower, and other ordinary activities that are not occasioned by an Unmatured Default, Event of Default or by a request of Borrower to waive or vary the terms of this Agreement).

               5.17.3 Protection of Collateral. All costs of preserving, insuring, preparing for sale (whether by improvement, repair or otherwise) or selling any Collateral.

               5.17.4 Costs of Collection. All court costs and other costs of collecting any debt, overdraft or other obligation included in the Obligations.

               5.17.5 Litigation. All reasonable costs arising from any litigation, investigation, or administrative proceeding (whether or not Agent or a Lender is a party thereto) that Agent or a Lender may incur as a result of the Obligations or as a result of their association with any of the Borrower Entities, including, but not limited to, expenses incurred by Agent or a Lender in connection with a case or proceeding involving any Borrower Entity under any chapter of the Bankruptcy Code or any successor statute thereto.

               5.17.6 Attorneys' Fees. Reasonable attorneys' fees incurred in connection with any of the foregoing (except that Borrower shall only be responsible for the fees and expenses of Agent's attorneys in connection with the original negotiation and execution of this Agreement).

If a Lender or Agent pays any of the foregoing expenses, they shall become a part of the Obligations and shall bear interest at the Default Rate applicable to Base Rate Loans. This Section shall remain in full effect regardless of the full payment of the Obligations, the purported termination of this Agreement, the delivery of the executed original of this Agreement to Borrower, or the content or accuracy of any representation made by Borrower to Lenders or Agent; provided, however, Agent or any Lender may terminate this Section as to itself by executing and delivering to Borrower a written instrument of termination specifically referring to this Section.

          5.18 Assistance in Litigation. Borrower covenants to, upon request, cooperatively participate in any proceeding in which Borrower is not an adverse party to Lenders or Agent and which concerns Lenders' or Agent's rights regarding the Obligations or any Collateral.

          5.19 Name Changes. Borrower shall give Agent notice no more than thirty (30) days after any Borrower Entity changes its name or begins doing business under any trade name.

          5.20 Estoppel Letters. Borrower covenants to provide Agent, within ten (10) days after request, an estoppel letter stating (i) the balance of the Obligations, (ii) whether Borrower has any defenses to payment of the Obligations, and (iii) the nature of any defenses to payment of the Obligations. Such balance as presented for confirmation and the nonexistence of defenses shall be presumed if Borrower fails to respond to such a request within the required period.

          5.21 Environmental Matters.

               5.21.1 Compliance With Environmental Laws. All Borrower Entities will (i) employ in connection with their operations, appropriate technology and compliance procedures to maintain compliance with any applicable Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect, (ii) obtain and maintain any and all materials permits or other permits required by applicable Environmental Laws in connection with its operations, excepting only such permits, etc. which would not by their absence cause a Material Adverse Effect, and (iii) dispose of any and all Hazardous Substances only at facilities and with carriers reasonably believed to possess valid permits under any applicable state and local Environmental Laws. All Borrower Entities shall use their best efforts to obtain all certificates required by law to be obtained by them from all contractors employed by them in connection with the transport or disposal of any Hazardous Substances.

               5.21.2 Remedial Work. If any investigation, site monitoring, containment, clean-up, removal, restoration or other remedial work of any kind or nature with respect to any Borrower Entity's Properties is required to be performed by them under any applicable local, state or federal law or regulation, any judicial order, or by any governmental or non-governmental entity or Person because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under, or within any of a Borrower Entity's Property (or any portion thereof), Borrower shall within 30 days after written demand for performance thereof (or such shorter period of time as may be required under applicable law, regulation, order or agreement), commence and thereafter diligently prosecute to completion, all such remedial work.

               5.21.3 Indemnification of Lenders and Agent. Borrower agrees to indemnify, defend (with counsel reasonably satisfactory to the indemnified party or parties) and hold harmless Lenders and Agent against any loss, liability claim or expense, including attorneys' fees, that a Lender or Agent may incur as a result of the violation or alleged violation of any Environmental Law by a Borrower Entity or with respect to any other violation of Environmental Laws with respect to any Borrower Entity's Properties. This covenant shall survive the repayment of the Revolving Credit Loan.

          5.22 Opinions of Counsel. Borrower agrees that Agent may from time to time, but not more frequently than once per calendar year absent an Unmatured Default or an Event of Default, request in writing the opinion of in-house counsel and/or outside healthcare counsel to the Borrower Entities as to the absence, except as disclosed in the opinion, of such counsel's knowledge of any actual, threatened or asserted violation of any Fraud and Abuse Law on the part of any Borrower Entity and/or the Providers, and the sufficiency of documentation then in use for the operation of Practices as complying with Fraud and Abuse Laws. Absent the existence of an Unmatured Default or and Event of Default, such opinions shall require no special diligence on the part of the opining attorney(s), but only requiring a report of matters then known to such attorneys, unless Agent specifically inquires about facts that Agent reasonably believes may raise a Fraud and Abuse Law issue. Such opinions shall be in form and substance acceptable to Agent, shall be delivered to Agent at Borrower's expense within fifteen (15) days of the date of request and shall address specifically any facts inquired of in Agent's request.

          5.23 Borrower Entities. All Borrower Entities shall at all times be guarantors of the Obligations, excepting only Subsidiaries that are not required to be guarantors under the definition of Permitted Subsidiaries in this Agreement.

          5.24 Diagnostic Examination. Borrower will assist Agent in the performance of a diagnostic examination of Borrower's systems, procedures, trade payables, receivables, treasury systems and other such matters as Lenders may
require.   The examination shall be conducted by Agent's own personnel and shall be satisfactory to Agent as to scope and conclusions. Borrower shall pay all costs of the examination, including charges for time spent by Agent's personnel and all travel and related expenses; provided, however, Borrower's financial responsibility for the examination shall not exceed $____________. The examination will be completed by December 31, 1997.

                            VI.  NEGATIVE COVENANTS

          Borrower covenants and agrees that, without Agent's prior written confirmation of approval by the Required Lenders:

          6.1 Debts, Guaranties, and Other Obligations. No Borrower Entity shall incur, create, assume, or in any manner become or be liable with respect to any Debt, except the following:

               6.1.1 Obligations to Lenders. The Obligations, as defined in this Agreement.

               6.1.2 Existing Liabilities. Liabilities, direct or contingent, of Borrower Entities existing on the date of this Agreement that are reflected in the Financial Statements, subject to additional specific limitations set forth below.

               6.1.3 Endorsements. Endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business.

               6.1.4 Trade Debt. Trade payables and accruals from time to time incurred in the ordinary course of business.

               6.1.5 Taxes. Taxes, assessments, or other governmental charges that are not delinquent or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if Borrower has made the reserve therefor required by GAAP.

               6.1.6 Seller Debt. Seller Debt, which must be unsecured Debt; provided, however, the Borrower Entities may have as of September 30, 1997, no more than Sixteen Million Three Hundred Ninety-Nine Thousand Three Hundred Five and No/100 Dollars ($16,399,305.00) in principal amount of Seller Debt that is secured by assets of the Borrower Entities.

               6.1.7 Acquired Debt and Purchase Money Security Interests. Acquired Debt and Debt secured by Purchase Money Security Interests that are obligations of a Borrower Entity as of November 19, 1997 (which obligations are represented not to presently exceed Twenty Million and No/100 Dollars ($20,000,000.00) in the aggregate); provided, however, Borrower Entities may incur up to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in additional principal obligations secured by Purchase Money Security Interests.

               6.1.8 Accounting Accruals. Liabilities arising from reserves and accruals required by GAAP that do not reflect liquidated and mature obligations to third parties, including, but not limited to, current deferred income taxes.

               6.1.9 Debt Among Borrower Entities. Debt incurred to other Borrower Entities incurred in the ordinary course of business.

               6.1.10 Certain Subordinated Debt. Subordinated Debentures in the amount not exceeding One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00) issued pursuant to that certain Indenture dated as of December 11, 1996, between Borrower and U.S. Trust Company of New York, N.A. (the "Subordinated Debentures").

          6.2 Change of Management. Borrower shall not allow or suffer any change of management whereby David Real would cease serving as Chief Financial Officer, Rich

D'Amico would cease serving as General Counsel, or Dan Chambers would cease serving as Senior Vice President of Operations. Borrower shall not fill the positions of Chief Executive Officer, President or Chief Operating Officer without the prior written approval of the Required Lenders. If a position vacant as of the Closing Date is later filled with the approval of the Required Lenders, the appointment shall not change without the approval of the Required Lenders. Notwithstanding the foregoing, should the managers in any of the named positions cease active participation in Borrower's management due to their death or disability, Lenders shall allow Borrower a period of thirty (30) days thereafter in which a management succession plan may be presented so that the Required Lenders may, in their discretion, elect to accept new management in lieu of prior management, subject to such revisions of this Agreement as they may require. Borrower shall give Agent written notice at any time that Borrower learns that any of the persons filling the above offices is planning to terminate employment.

          6.3 Change of Ownership. Borrower shall not cause or suffer to exist a change of ownership or suffer the issuance of new stock or other event that would result in the ownership of more than 30% of the stock of Borrower by any Person not presently a shareholder thereof.

          6.4 Encumbrances. No Borrower Entity shall create, incur, assume, or permit to exist any Encumbrance on any of its Property (now owned or hereafter acquired) except for Permitted Encumbrances, and shall not undertake a commitment of any kind in favor of any Person (other than Lender) (i) requiring that any or all of such Borrower Entity's Property be or remain unencumbered, or
(ii) requiring that a Borrower Entity grant an Encumbrance (other than a Permitted Encumbrance) in favor of any Person (other than Lenders or Agent for the benefit of Lenders) on a Borrower Entity's Property under any circumstances whatsoever. No Borrower Entity shall sign or file under the Uniform Commercial Code a financing statement that names such Borrower Entity as debtor or the equivalent or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except to secure Permitted Encumbrances.

          6.5 Investments. No Borrower Entity shall make investments (including but not limited to acquisitions or purchases of the obligations or stock of, or any other or additional interest) in any person, firm, partnership, joint venture or corporation except: (a) those specific investments in existence as of March 14, 1997, (b) general obligations of, or obligations unconditionally guaranteed as to principal and interest by, the United States of America maturing within fifteen (15) months of the date of purchase, (c) commercial paper having a rating of not less than "A2" or "P2" from Moody's or S & P, respectively, (d) Permitted Acquisitions, (e) certificates of deposit and bankers acceptances with maturities of less than one (1) year issued by a Lender or another banking institution with a minimum net worth of Five Hundred Million and No/100 Dollars ($500,000,000.00) and having a letter of credit rating of not less than "A" from Moody's or S & P, respectively, (f) municipal bonds rated "A" or better by Moody's or S & P, (g) Permitted Minority Investment Entities acquired before November 19, 1997, (h) Permitted Unpledged Investments and Subsidiaries, and (i) such other investments as Agent may approve, in its reasonable discretion.

          6.6 Prepayments. No Borrower Entity shall prepay the Subordinated Debentures or any Seller Debt or amend the terms of any Seller Debt to accelerate the maturity of any payments thereunder. Lenders acknowledge that Borrower has previously agreed to make certain payments of Fifty Thousand and No/100 Dollars ($50,000.00) quarterly to one Dr. Jones as special payments on his Seller Debt, and these payments are permitted.

          6.7 Sales and Leasebacks. No Borrower Entity shall enter into any arrangement, directly or indirectly, with any Person other than another Borrower Entity by which such Borrower Entity shall sell or transfer any of its Property, whether now owned or hereafter acquired, and by which a Borrower Entity shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

          6.8 Change of Control. Borrower shall not suffer or permit the occurrence of a Change of Control.

          6.9 Nature of Business. No Borrower Entity shall suffer or permit any material changes to be made in the character of its business as carried on at the Closing Date.

          6.10 Further Acquisitions, Mergers, Etc. Except for transactions involving only Borrower Entities, no Borrower Entity shall enter into any agreement to merge, consolidate, or otherwise reorganize or recapitalize, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their Property (whether now owned or hereafter acquired), except for the "unwinding" of Practice acquisitions and other dispositions in the ordinary course of business which, in the aggregate with asset dispositions addressed by Section 6.12 hereof, do not exceed in value the amount of One Million and No/100 Dollars ($1,000,000.00) in any fiscal year.

          6.11 Advances. No Borrower Entity shall extend any loans to any other Persons, except for loans to other Borrower Entities in the ordinary course of business and advances to Providers made in the ordinary course of business arising from (i) expenses advanced by Borrower Entities, which expenses are reimbursable to the Borrower Entities under the terms of the applicable Service Agreements, and (ii) amounts due from Providers due to the difference between the calculation of fees due under certain Service Agreements on an accrual basis and the duty of remittance of those fees by Providers on a cash basis, provided that the amount outstanding under this subsection (ii) shall be reviewed annually by Agent and may be subject to limitations in amount, as Agent may reasonably require, based upon such reviews.

          6.12 Disposition of Assets. No Borrower Entity shall dispose of any of its assets other than in the "unwinding" of Practice acquisitions and otherwise in the ordinary course of their present business upon terms standard in the industry, and in any event, in no fiscal year shall the Borrower Entities collectively dispose of assets which, in the aggregate with transactions addressed by Section 6.10 hereof, exceed in value the amount of One Million and No/100 Dollars ($1,000,000.00).

          6.13 Inconsistent Agreements. No Borrower Entity shall enter into any agreement containing any provision which would be violated or breached by the performance by Borrower of the Obligations.

          6.14 Fictitious Names. Borrower shall not use any name other than the name used in executing this Agreement or any assumed or fictitious name.

          6.15 Subsidiaries and Affiliates. No Borrower Entity shall create or acquire any direct or indirect Subsidiary or Affiliate or divest itself of any material assets by transferring them to any existing Subsidiary or Affiliate other than Permitted Subsidiaries; nor shall Borrower enter into any partnership, joint venture, or similar arrangement, or otherwise make any material change in its corporate structure, except that Borrower may acquire and create Permitted Subsidiaries from time to time in the ordinary course of business and may own Permitted Unpledged Investments and Subsidiaries.

          6.16 Place of Business. Borrower shall not transfer its executive offices, or maintain records with respect to accounts at any locations other than at the address for notices specified herein and at the locations of Practices affiliated with Borrower, except as Agent may approve, in its reasonable discretion.

          6.17 Adverse Action With Respect to Plans. No Borrower Entity shall take any action to terminate any Plan which would reasonably result in a material liability of a Borrower Entity to any Person.

          6.18 Transactions With Affiliates. No Borrower Entity shall enter into any transaction with any Affiliate except in the ordinary course of business and on fair and reasonable terms no less favorable to the Borrower Entity than they would obtain in a comparable arms length transaction with a Person not an Affiliate.

          6.19 Constituent Document Amendments. No Borrower Entity shall amend its corporate charter or bylaws in any material respect, except as necessary to accomplish corporate transactions that do not require Agent's specific approval or transactions for which such approval is necessary and has been granted.

          6.20 Adverse Transactions. No Borrower Entity shall enter into any transaction that materially and adversely affects or, to the best of its knowledge, is likely to materially and adversely affect the Collateral or Borrower's ability to repay the Obligations.

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

          6.21 Use of Lenders' Name. No Borrower Entity shall, without the prior written consent of the applicable Lender, use the name of a Lender or the name of any Affiliates of a Lender in connection with any of their business or activities, except in connection with internal business matters, as required in making required securities law disclosures, in dealings with Providers in the ordinary course of business, in dealings with governmental agencies and financial institutions and to trade creditors of the Borrower Entities solely for credit reference purposes.

          6.22 Margin Securities. No Borrower Entity shall own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

          6.23 Accounting Changes. Borrower shall not change its fiscal year or make any other significant change in consolidated or consolidating accounting treatment and reporting practices, except as required or permitted by GAAP. Any change in fiscal year shall be subject to Agent's prior written approval.

          6.24 Distributions. Except in favor of other Borrower Entities, no Borrower Entity shall declare or pay any dividends or other distributions of cash or other property (except for dividends paid in its own stock) or redeem any of its own outstanding stock or the stock of any other Borrower Entity.

          6.25 Action Outside Ordinary Course. No Borrower Entity shall take any other action outside the ordinary course of their business.

          6.26 Modification of Subordinated Debenture Documents. Borrower shall not cause or permit the Subordinated Debentures or the related Indenture to be modified, directly or indirectly, in any manner that (a) would accelerate the stated maturity of any principal or interest due thereunder or (b) might terminate or impair the subordination of the Subordinated Debentures to the Obligations.

          6.27 Non-Scheduled Payment of Subordinated Debentures. Borrower will not (a) give any notice of election to redeem any or all of the Subordinated Debentures; (b) take any action to defease the Subordinated Debentures; or (c) otherwise make or permit to be made any payment (other than regularly scheduled payments of interest made in accordance with the terms of the Subordinated Debentures as they exist as of the date hereof or as they may hereafter be amended with the prior written approval of the Required Lenders) with respect to the Subordinated Debentures, if an Event of Default then exists or if the taking of such action (including any borrowing of funds to enable Borrower to take such an action) would result in the occurrence of an Event of Default under this Agreement.

                           VII.  FINANCIAL COVENANTS

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          Financial covenants shall be as determined in connection with the
Additional Closing.

                           VIII.  EVENTS OF DEFAULT

          8.1 Events of Default. Any of the following events shall be considered an Event of Default under this Agreement:

               8.1.1 Payments. Borrower's failure to make payment of any installment of principal or any payment of interest or expenses included in the Obligations when due.

               8.1.2 Representations and Warranties. The making of any representation or warranty by Borrower or any other party in any Loan Document that was incorrect in any material respect as of the date thereof.

               8.1.3 Negative Covenants. The failure of any Borrower Entity to comply with any of the requirements of Article VI hereof.

               8.1.4 Financial Covenants. The failure of any Borrower Entity to comply with any of the requirements of Article VII hereof.

               8.1.5 Reporting Requirements. The failure of any Borrower Entity or any other party to timely perform any covenant in the Loan Documents requiring the furnishing of notices, financial reports or other information to Agent or Lenders within five (5) days of when due.

               8.1.6 Other Covenants. The failure of any Borrower Entity to observe or perform any covenant contained in any Loan Document, which covenant is not subject to any specific provision in this Article VIII; provided, however, as to any such breach that is reasonably susceptible to being cured, the occurrence of such breach shall not constitute an Event of Default hereunder if such breach is fully cured within thirty (30) days (or ten (10) days, if such breach may be cured by the payment of a specific sum of money) after the earlier of the Borrower Entity's knowledge of the facts giving rise thereto or Agent's written notice thereof to Borrower given in accordance with the provisions hereof.

               8.1.7 Involuntary Bankruptcy or Receivership Proceedings. The appointment of a receiver, custodian, liquidator, or trustee for any Borrower Entity, or for any of their Property, by the order or decree of any court or agency or supervisory authority having jurisdiction; or any Borrower Entity's adjudication as being bankrupt or insolvent; or the sequestering of any of the

          Property of any Borrower Entity by court order or the filing of a petition against any Borrower Entity under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation, or receivership law of any jurisdiction, whether now or hereafter in effect, unless dismissed (in the case of involuntary proceedings only) within sixty (60) days.

               8.1.8 Voluntary Petitions. Any Borrower Entity's filing of a petition in voluntary bankruptcy or to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, receivership, readjustment of debt, assignment of assets or general arrangement for the benefit of creditors, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or their consent to the filing of any petition against them under any such law.

               8.1.9 Discontinuance of Business. Any Borrower Entity's discontinuance of its usual business or its dissolution, except pursuant to transactions permitted under this Agreement.

               8.1.10 Default on Other Funded Debt. Any Borrower Entity's failure to make any payment on any Funded Debt when due or, if later, within any period of grace or cure permitted by the applicable documents.

               8.1.11 Undischarged Judgments. Existence of a final judgment or judgments for the payment of money in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) for the previous fiscal year by any court or other Governmental Authority or any arbitrator against any Borrower Entity, which is not paid, discharged or bonded within thirty
          (30) days after entry.

               8.1.12 Insolvency. Borrower shall no longer be Solvent on a consolidated basis.

               8.1.13 Attachment. The issuance of an attachment or other process or otherwise) within twenty (20) days, unless the issuance thereof would not have a Material Adverse Effect.

               8.1.14 Insurance. Any Borrower Entity's failure to maintain any insurance required herein or in any other Loan Document.

               8.1.15 Contest. Any Borrower Entity's challenge or contest of the validity or enforceability of this Agreement or any other Loan Document or the validity, priority or perfection of any security interest created hereunder or under any other Loan Document in any action, suit or proceeding, or should they cease to be in full force and effect.

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

               8.1.16 Fraud and Abuse Laws. Receipt by a Borrower Entity of a notice from a Governmental Authority that it (i) intends to disallow requested reimbursements, demand adjustment or repayment of past reimbursements in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), or (ii) intends to impose civil money penalties or to seek to exclude any Borrower Entity or a Provider from participation in the Medicare or Medicaid programs due to a failure to comply with Fraud and Abuse Laws, if the consolidated gross revenues to the Borrower Entities arising from the affected Borrower Entity or Provider exceed Five Hundred Thousand and No/100 Dollars ($500,000.00).

               8.1.17 Subordinated Debentures. The occurrence of an Event of Default under the Subordinated Debentures.

               8.1.18 Guarantors. The failure of a Guarantor to maintain the liquidity requirements established by Lenders in written agreements with the Guarantors; the occurrence of any of the events listed above as items 8.1.17, 8.1.18 or 8.1.12 with respect to a Guarantor; the falseness in any material respect of any representation or warranty made by a Guarantor with respect to his serving as a guarantor for the Obligations; or the failure of a Guarantor to perform any of his obligations under his Unconditional Guaranty securing the Obligations.

          8.2  Remedies.  Upon the happening of any Event of Default:

               8.2.1 Default Rate. The Required Lenders may instruct Agent to declare that the Obligations thereafter bear interest at the Default Rate.

               8.2.2 Termination of Commitments. As provided in Article III hereof, Lenders shall not be obligated to advance any additional Loans and the Issuing Bank will not be obligated to issue any Letters of Credit, and additionally, the Required Lenders may terminate the obligation of Lenders to advance any additional Loans and the obligation of the Issuing Bank to issue Letters of Credit by causing Agent to give written notice thereof to Borrower, which formal termination shall remain in effect notwithstanding any subsequent cure of the Event of Default and whether or not the Revolving Credit Loan is accelerated unless the Revolving Credit Loan is reinstated in writing by the Required Lenders.

               8.2.3 Acceleration. The Required Lenders may declare the entire principal amount of all Obligations then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which are hereby expressly waived.

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

               8.2.4 Setoff. Subject to Section 9.11 hereof, any Lender may exercise its lien upon and right of setoff against any monies, items, credits, deposits or instruments that such Lender may have in its possession and which belong to Borrower or to any other person or entity liable for the payment of any or all of the Obligations.

               8.2.5 Cash Security for Letters of Credit. Agent shall, at the direction of the Required Lenders, demand that Borrower immediately deposit cash to a deposit account maintained with Agent and pledged to Agent for the benefit of Lenders to secure the Obligations in the amount of all Letter of Credit Liabilities.

               8.2.6 Other Remedies. Agent shall, at the direction of the Required Lenders, exercise any right that Lenders have under any other document evidencing or securing the Obligations or otherwise available to Lenders or Agent at law or equity.

               8.2.7 Attorney-in-Fact. Borrower hereby irrevocably appoints Agent as Borrower's attorney-in-fact to take any action to facilitate Agent's exercise of remedies hereunder.

                                  IX.  AGENT

          9.1 Appointment of Agent. Lenders hereby appoint Agent to act as specified in this Article IX.

          9.2  Powers and Duties of Agent.

               9.2.1 Powers and Duties of Agent; Standard of Care. Agent shall perform all duties expressly imposed upon Agent in this Agreement and those other duties reasonably incidental thereto, subject to the approval of the Required Lenders as provided in this Agreement. Agent's duties hereunder are administrative and ministerial in nature, and Agent's capacity is that of an independent contractor for Lenders. Agent is not a trustee or other fiduciary for Lenders, and Agent has no duties whatsoever to Lenders except as expressly set forth in this Agreement. Agent shall have no liability to Lenders for any action or inaction relating to this Agreement or the other Loan Documents, EVEN FOR MATTERS ARISING FROM ITS ORDINARY NEGLIGENCE, except for actual losses caused by its gross negligence or reckless or willful misconduct.

               9.2.2 Matters Reserved to all Lenders. Absent the prior approval of all Lenders, Agent shall not increase any Lender's Commitment; forgive or reduce any principal, interest or fees due a Lender or Agent (unless the affected

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

          party so agrees); extend scheduled maturities or payment dates; release Collateral release the guarantor Subsidiaries, except for the release of stock of (and other equity interests in) and guaranties executed by Subsidiaries in the course of transactions undertaken by Borrower Entities for which the consent of the Required Lenders is not required under the other provisions of this Agreement (including, but not limited to, transactions for the "unwinding" of Practice acquisitions to the extent expressly permitted under Sections 6.10 and
          6.12 of this Agreement, respecting which Agent may issue releases without obtaining the approval of any Lenders).

               9.2.3 Limitations on Agent's Duties. Agent shall not be obligated to take any action hereunder or under any other Loan Document (i) if such action would, in the opinion of Agent, be contrary to applicable law, this Agreement or the other Loan Documents, (ii) if it shall not first be specifically indemnified to its satisfaction pursuant to Section 9.3 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action, (iii) if it would likely subject Agent to a tax in any jurisdiction where it is not then subject to a tax, (iv) if it would likely require Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless Agent receives security or indemnity satisfactory to it against any tax or other liability in connection with such qualification or resulting from the taking of such action in connection therewith, or
          (v) if it would likely subject Agent to in personam jurisdiction in any location where it is not then so subject.

               9.2.4 Agent's Right to Require Instructions in Performance of Duties. If Agent, in its sole and absolute discretion, requests instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any other Loan Document for which the approval of the Required Lenders or all Lenders is not otherwise required, Agent shall be entitled, at its option, to refrain from such action, or to continue such inaction, unless and until Agent shall have received such instructions, and Agent shall incur no liability by reason of so acting or refraining from action. No Lender shall have any right of action whatsoever against Agent as a result of Agent's acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders in such a case.

               9.2.5 Agent's Reliance on Others in Performance of Duties. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, telex, teletype or facsimile message, order or other documentary, teletransmission or telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person. Agent may consult with legal counsel (including counsel for Borrower), accountants and other experts selected

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

          by it with respect to all matters pertaining to this Agreement and the other Loan Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel (including counsel for Borrower), accountants or experts.

               9.2.6 Sharing of Information. Except as otherwise expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower Entities or any other Person that may come into its possession, whether before the Closing Date or at any time or times thereafter. All notices to be given to Borrower by a Lender hereunder shall be concurrently given to Agent.

          9.3 Indemnification of Agent. To the extent Agent is not reimbursed by or on behalf of Borrower, and without limiting the obligation of Borrower to do so, Lenders will Pro Rata reimburse and indemnify Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including at any time following the indefeasible repayment in full of the Revolving Credit
Loan) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or the transactions contemplated thereby or any action taken or omitted by Agent under or in connection with any of the foregoing, and in particular will reimburse Agent for out-of-pocket expenses promptly upon demand by Agent therefor, EVEN IF INCURRED DUE TO THE ORDINARY NEGLIGENCE OF AGENT; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements finally determined by a court of competent jurisdiction and not subject to any appeal or pursuant to arbitration to have resulted from Agent's gross negligence or reckless or willful misconduct. Agent may offset any amounts due Agent by any Lender against obligations of Agent to that Lender.

          9.4 No Representations by Agent. Each Lender acknowledges that neither Agent nor any of its officers, directors, employees, attorneys, accountants or agents has made any representation or warranty to it regarding the Borrower Entities, the Revolving Credit Loan, the Collateral or otherwise relating to this Agreement. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, instrument, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower Entities or any other Person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower Entities or any other Person or the existence or possible existence of any Unmatured Default or Event of Default.

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          9.5  Independent Investigations by Lenders.  Each Lender acknowledges based on such documents and information as it has deemed and may deem appropriate, (i) it has made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower Entities in connection with its decision to enter into this Agreement and extend credit to Borrower hereunder, and (ii) it will continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder.

          9.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Default or Event of Default, other than any Unmatured Default or Event of Default arising out of the failure to pay any principal, interest, fees or other amounts payable to Agent for the account of the Lenders, unless Agent has received written notice from Borrower or a Lender describing such Unmatured Default or Event of Default and stating that such notice is a "notice of default." In the event that Agent receives such a notice, Agent shall promptly give notice thereof to the Lenders; provided, however, that if any such notice has also been furnished to the Lenders, Agent shall have no obligation to notify the Lenders with respect thereto. Each Lender shall promptly give Agent such a notice upon its actual knowledge of an Unmatured Default or an Event of Default; provided, however, that the failure of any Lender to deliver such notice in the absence of gross negligence or reckless or willful misconduct shall not affect its rights hereunder or under the other Loan Documents.

          9.7 Funding of Advances Pursuant to Borrowing Notices. Promptly following receipt of notice from Agent that a Borrowing Notice has been submitted, and provided that all conditions to funding are believed to have been satisfied, each Lender shall, provided that it received timely notice of the new Loan, transfer to a designated account with Agent that Lender's Pro Rata Share of the requested funding. The transfer of funds shall occur within the time required for funding under this Agreement. Should any Lender fail to timely fund its Pro Rata Share of a requested Loan, Agent may, but shall be under no obligation whatsoever to, advance to Borrower the defaulted Lender's Pro Rata Share of the requested Loan. If such an advance is made, it shall be deemed an advance by Agent for the account of the defaulting Lender and shall bear interest at the rate applicable to the Loan, payable upon demand.

          9.8 Agent in its Individual Capacity. With respect to its Commitments, and the Loans made by it, Agent shall have the same rights and powers under the Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," and any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower Entities or any of their respective Affiliates as if it were not performing the servicing duties specified herein, and may accept fees and other consideration from Borrower for services in

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connection with this Agreement and otherwise without having to disclose or account for the same to Lenders.

          9.9 Holders. Agent may deem and treat the payee of any Note as the holder thereof and Lender hereunder for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof purportedly executed by the payee, as the case may be, shall have been filed with Agent.
Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is the holder of any Note according to Agent's information, shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          9.10 Successor Agent. Agent may resign at any time upon sixty (60) days' prior written notice to Borrower and the Lenders. Agent may be removed upon Agent's insolvency, liquidation or the appointment of a receiver for Agent, by action of the Required Lenders, at any time upon sixty (60) days' prior written notice to Borrower and Agent. Such resignation or removal, as the case may be, shall take effect upon the appointment of a successor Agent as provided herein. The Required Lenders will, with Borrower's approval (which shall not be unreasonably withheld), appoint from among the Lenders a successor Agent. If no successor Agent shall have been appointed within such sixty (60) day period, (i) if no Unmatured Default or Unmatured Default then exists, Borrower may appoint a successor Agent from among the Lenders, and (ii) otherwise, Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders, which Agent, however selected, shall serve as Agent until such time, if any, as the Required Lenders and Borrower shall have appointed a successor Agent as provided hereinabove. Upon the written acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

          9.11 Sharing of Payments, etc. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to the Obligations which results in its receiving more than its Pro Rata Share of the aggregate payments with respect to all of the Obligations, then (a) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in the Obligations so that the amount of the Obligations held by each of the Lenders shall continue to equal their respective Pro Rata Shares, and (b) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share
such payments ratably.   If any Lender remits payments to other Lenders under
this Section 9.11 and later is required to refund the same as a preferential payment or otherwise, the other Lenders who shared in the payment shall similarly arrange their interests in the Obligations to reverse the distribution to them as to allow the originally remitting Lender to refund such payment. No Lender shall exercise its banker's

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lien, set-off or other right to accomplish such payment absent Agent's prior confirmation that the exercise of such right would be consistent with the instructions of the Required Lenders then in effect regarding the outstanding Event of Default.

          9.12 Separate Liens on Collateral. Each Lender agrees with the other Lenders that, with the exception of security interests in deposit accounts and like property in the possession of a Lender as expressly provided for in this Agreement, it will not take or permit to exist any Encumbrance in its favor on any of the Collateral or other property of any of Borrowers other than Encumbrances securing the Obligations due to all Lenders pursuant to the Loan Documents.

          9.13 Payments Between Agent and Lenders. All payments by Agent to any Lender, and all payments by any Lender to Agent, under the terms of this Agreement shall be made by wire transfer in immediately available funds to the receiving party's address specified for notices in this Agreement. If any of the Lenders fail to pay when due any sum payable to Agent, then, except as otherwise provided in Section 9.7 hereof, such sum shall bear interest until paid at the interest rate per annum for overnight borrowing by the payee from the Federal Reserve Bank for the period commencing on the date such payment was due and ending on, but excluding, the date such payment is made.

          9.14 Assignments and Participations. Any Lender may assign all of its interest in the Revolving Credit Loan or any portion(s) thereof in the minimum amount of Ten Million and No/100 Dollars ($10,000,000.00) and in increments of One Million and No/100 Dollars ($1,000,000.00) each, subject to the prior written approval of Agent (and of Borrower, provided that no Event of Default then exists), which approval shall not be unreasonably withheld. The assignment shall be evidenced by documents in form and substance acceptable to Agent, and the acquiring Lender shall expressly assume full responsibility as a Lender hereunder, including, but not limited to, assumption of the applicable portion of the Commitment. Upon consummation of such assignment, the assigning Lender shall be deemed released from its obligations under the Loan Documents to the extent of such assignment. An assignment fee of Three Thousand and No/100 Dollars ($3,000.00) shall be paid to Agent as a condition to any assignment of an interest in the Revolving Credit Loan (including assignments, if any, among banks that are already Lenders). Lenders may sell participation interests in their interests in the Revolving Credit Loan as long as the terms of such participations establish that no participant will be regarded as a Lender under this Agreement and permit the participants to vote in determining the vote of the Lender which sold the applicable participation only with respect to matters for which the unanimous vote of all Lenders is required under this Agreement. Lenders may disclose financial information in their possession to prospective purchasers of interests in the Revolving Credit Loan and to prospective participants.

          9.15 Bankruptcy Provisions. Should any of the Borrower Entities become a party to a case under the Bankruptcy Code, each Lender shall be entitled to file its own claim, to the extent such a filing may be necessary. Agent shall review each claim before being filed

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by a Lender to assure that the claim is filed on a basis consistent with Agent's records and Agent's legal positions taken pursuant to this Agreement. Should any of the Borrower Entities become a party to a reorganization proceeding under the Bankruptcy Code, each Lender shall be recognized as the holder of a separate claim for the purpose of the approval or rejection of a plan under 11 U.S.C. (S) 1126, may freely vote such claim, and the provisions of that Section shall control the other provisions of this Agreement that otherwise require the consent of the Required Lenders or all Lenders in certain circumstances. Agent shall continue to administer the Revolving Credit Loan on behalf of Lenders, as they may be amended by any adopted Plan of Reorganization.

          9.16 Foreclosure of Collateral. In the event of a foreclosure of any Collateral, Agent may issue a credit bid for the account of all Lenders, up to the amount of the then outstanding Obligations. Any Property acquired at such a foreclosure (or acquired by Agent through a conveyance in lieu of foreclosure) shall be held and administered by Agent for the benefit of all Lenders pursuant to the terms of this Article IX.

          9.17 Procedures for Notices and Approvals. All notices given among Lenders and Agent with respect to this Agreement or the other Loan Documents shall be given in the manner provided in this Agreement.

          9.18 Other Relationships With Borrower. Each Lender is free to engage in deposit relationships and other business relationships with the Borrower Entities, provided that such relationship does not violate any restriction set forth in this Agreement.

          9.19 Foreign Tax Matters. Each Lender which is a foreign person (i.e., a Person other than a United States Person for United States Federal income tax purposes) hereby agrees that:

                9.19.1 Delivery of Forms. Such Lender shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto after the Closing Date, the date upon which such Lender becomes a party hereto) deliver to the Agent and Borrower:

                     9.19.1(a)  two accurate and complete signed originals of
                Form 4224, or

                     9.19.1(b)  two accurate and complete signed originals of
                Form 1001,

                in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such lending office or offices under this Loan Agreement free from withholding of United States Federal income tax.

               9.19.2 Change of Office. At any time such a Lender changes its lending office or offices or selects an additional lending office, it shall, at the same time or reasonably promptly thereafter, deliver to Agent and Borrower in replacement for, or in addition to, the forms previously delivered by it hereunder;

                     9.19.2(a)  if such changed or additional lending office is located in the United States, two accurate and complete signed originals of Form 4224, or

                     9.19.2(b)  otherwise, two accurate and complete signed
               originals of Form 1001,

               in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional lending office under this Loan Agreement free from withholding of United States federal income tax.

               9.19.3 Additional Documentation. Each such Lender shall, promptly upon Agent's or Borrower's reasonable request to that effect, deliver to the Agent and Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

          9.20 Responses to Requests. With respect to any consent or approval requested by Borrower or Agent under a provision of this Agreement, Lenders shall endeavor to provide to Agent written notice of their approval or disapproval within seven (7) Business Days of receipt of the request; provided, however, if any Lender fails to give such notice within seven (7) Business Days, the request shall be regarded as disapproved by such Lender.

                            X.  GENERAL PROVISIONS

          10.1 Notices. All communications relating to this Agreement or any of the other Loan Documents shall be in writing and shall effective when be delivered by mail, overnight courier, special courier, telecopier or otherwise to the following addresses:

               if to Borrower:

               Physicians Resource Group, Inc.
               Attn: President or CFO
               5430 LBJ, Three Lincoln Centre, Suite 1540
               Dallas, Texas 75240
               Telecopier: (972) 982-8299

               With a Copy To:

               Physicians Resource Group, Inc.
               Attn: General Counsel
               5430 LBJ, Three Lincoln Centre, Suite 1540
               Dallas, Texas 75240
               Telecopier: (972) 982-8299

               And With a Copy To:

               Jackson Walker L.L.P.
               Attn: Jim Ryan
               901 Main Street, Suite 6000
               Dallas, Texas 75202
               Telecopier: (214) 953-5736

               If to Agent:

               NationsBank of Tennessee, N.A., Agent
               Attn: Elizabeth Knox
               1 NationsBank Plaza
               Nashville, Tennessee  37239
               Telecopier: (615) 749-4951

               With a Copy To:

               Boult, Cummings, Conners & Berry
               Attn:  John E. Murdock III, Esq.
               414 Union Street, Suite 1600
               Nashville, Tennessee  37219
               Telecopier: (615) 252-2380

               If to any Lender:

               As set forth beside such Lender's signature hereto.

          Any party may change its address for receipt of notice by written direction to the other parties hereto.

          10.2 Renewal, Extension, or Rearrangement. All provisions of this Agreement relating to Obligations shall apply with equal force and effect to each and all promissory notes executed hereafter which in whole or in part represent a renewal, extension for any period, increase, or rearrangement of any part of the Obligations originally represented by any part of such other Obligations.

          10.3 Application of Payments. Amounts received with respect to the Obligations, except for payments or prepayments expressly provided for elsewhere in this Agreement, shall be applied (i) first, to any expenses due Lenders or Agent, (ii) second, to any fee due Agent, (iii) third, to accrued and unpaid interest under any of the Obligations, (iv) fourth, to any commitment fees due Lenders, and (iii) fifth, to reduce the unpaid principal portion of the Obligations, in such manner as determined by Agent.

          10.4 Counterparts. This Agreement may be executed in counterparts with all signatures or by counterpart signature pages, and it shall not be necessary that the signatures of all parties be contained on any one counterpart. Each counterpart shall be deemed an original, but all of them together shall constitute one and the same instrument.

          10.5 Negotiated Document. This Agreement and the other Loan Documents have been negotiated by the parties with full benefit of counsel and should not be construed against any party as author.

          10.6 Consent to Jurisdiction; Exclusive Venue. Each party hereto hereby irrevocably consents to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Borrower, Lenders or Agent may be a party and which concerns this Agreement or the Obligations. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Lenders and Agent agree to the contrary in writing. This provision applies to those matters for which litigation is permitted under the provision below providing for mandatory arbitration and does not abrogate that provision.

          10.7 Not Partners; No Third Party Beneficiaries. The relationship of Lenders and Borrower is that of lenders and borrower only, and neither is a fiduciary, partner or joint venturer of the other for any purpose. This Agreement has been executed for the sole benefit of Lenders, and no third party is authorized to rely upon Lenders' rights or duties hereunder.

          10.8 No Reliance on Lenders' Analysis. Borrower acknowledges and represents that, in connection with the Obligations, Borrower has not relied upon any financial projection, budget, assessment or other analysis by Lenders or Agent upon any representation by Lenders as to the risks, benefits or prospects of Borrower's business activities or present or future capital needs incidental thereto, all such considerations having been examined fully and independently by Borrower.

          10.9 No Marshaling of Assets. Lenders and Agent may proceed against collateral securing the Obligations and against parties liable therefor in such order as they may elect, and neither Borrower nor any surety or guarantor for Borrower nor any creditor of Borrower shall be entitled to require Lenders or Agent to marshal assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

          10.10 Impairment of Collateral. Lenders or Agent (acting as permitted under this Agreement) may release any Collateral securing the Obligations or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence in collecting the Obligations are hereby waived.

          10.11 Business Days. If any payment date under the Obligations falls on a day that is not a Business Day, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on the next following Business Day.

          10.12 Standard of Care; Limitation of Damages. Lenders and Agent shall be liable to Borrower only for matters arising from this Agreement or otherwise related to the Obligations resulting from such Lender's or Agent's gross negligence or willful misconduct, AND NOT FOR MATTERS ARISING FROM THEIR ORDINARY NEGLIGENCE, and liability for all other matters is hereby waived. Lenders and Agent shall not in any event be liable to Borrower for special or consequential damages arising from this Agreement or otherwise related to the Obligations.

          10.13 Incorporation of Schedules. All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.

          10.14 Indulgence Not Waiver. Lenders' or Agent's indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice Lenders' or Agent's rights to declare a default or otherwise demand strict compliance with this Agreement.

          10.15 Cumulative Remedies. The remedies provided Lenders and Agent in this Agreement are not exclusive of any other remedies that may be available to Lenders and Agent under any other document or at law or equity.

          10.16 Amendment and Waiver in Writing. No provision of this Agreement can be amended or waived, except by a statement in writing signed by the party or parties against whom enforcement of the amendment or waiver is sought. Provisions of this Agreement may be amended or waived by the agreement of Borrower and the Required Lenders (which consent of the Required Lenders may be evidenced by the confirmation thereof issued by Agent to

Borrower), except that (i) no amendment or waiver regarding matters expressly requiring the unanimous consent of Lenders under Section 9.2.2 of this Agreement may be entered into absent the written consent of all Lenders, (ii) the amendment of Section 9.2.2 hereof, this subsection (ii), the definition of Pro Rata or Pro Rata Share and the definition of Required Lenders under this Agreement shall require the written consent of all Lenders, and (iii) no amendment or waiver may affect the rights or duties of the Agent or the Issuing Bank without their written consent.

          10.17 Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lenders, except that Borrower shall not assign any rights or delegate any obligations arising hereunder without the prior written consent of Lenders. Any attempted assignment or delegation by Borrower without the required prior consent shall be void.

          10.18 Entire Agreement. This Agreement and the other written agreements among Borrower, Lenders and Agent represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision in this Agreement shall control.

          10.19 Severability. Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

          10.20 Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.

          10.21 APPLICABLE LAW. THE VALIDITY, CONSTRUCTION AND ENFORCEMENT OF THIS AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED WITH RESPECT TO THE OBLIGATIONS SHALL BE DETERMINED ACCORDING TO THE LAWS OF TENNESSEE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED ENTIRELY WITHIN THAT STATE.

          10.22 Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.

          10.23 Amendment and Restatement. This Agreement represents an amendment and restatement of the Prior Loan Agreement and does not evidence a novation thereof. All security for the Obligations arising under the Prior Loan Agreement continues to secure the Obligations as evidenced hereby, with no interruption of perfection or priority.

          10.24 Facsimile Signatures. This Agreement may be executed by facsimile signatures, and shall be effective when Agent has received telecopy transmissions of the signature pages executed by all parties hereto; provided, however, that all parties shall deliver original executed documents to Agent promptly following the execution hereof.

          10.25 Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this instrument, agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

               10.25.1 Special Rules. The arbitration shall be conducted in the city of Borrower's domicile at time of the execution of this instrument, agreement or document and administered by J.A.M.S who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

               10.25.2 Reservation of Rights. Nothing in this arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this arbitration provision; or (ii) be a waiver by Lender of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of Lender
          (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. Lender may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

          Executed as of the date first written above.

                                       PHYSICIANS RESOURCE GROUP, INC.

                                       By:
                                          -------------------------------------

                                       Title:
                                             -----------------------------------

                                       NATIONSBANK OF TENNESSEE, N.A.,
                                       a national banking association, as Agent


                                       By:
                                          -------------------------------------
                                          Elizabeth L. Knox
                                          Senior Vice President


                                       NATIONSBANK OF TENNESSEE, N.A.,
                                       a national banking association, as a
                                       Lender

                                       Commitment in Dollars: $20,000,000.00
                                       Commitment as Percentage of Total: 100%


                                       By:
                                          -------------------------------------
                                          Elizabeth L. Knox
                                          Senior Vice President


                                       Address: 1 NationsBank Plaza
                                                Nashville, TN 37239

                                       Fax number: 615/749-4951
                                       Voice number: 615/749-3918

                               EXHIBIT 2.5.1(b)
                     AGENCY SERVICES CLOSING INSTRUCTIONS

               MUST BE ACCOMPANIED BY A "REQUEST FOR BORROWING"
                               FROM THE CUSTOMER


SOURCES OF FUNDS AT CLOSING:

Borrowings under the Credit Agreement
                                                       -------------------------

Debit from Borrower's Account
                                                       -------------------------

Funds wired into NationsBank
                                                       -------------------------

TOTAL
                                                       -------------------------

DISBURSEMENTS (LIST ALL NECESSARY WIRE INSTRUCTIONS):


---------------------------------------                -------------------------

---------------------------------------                -------------------------

---------------------------------------                -------------------------

---------------------------------------                -------------------------

TOTAL                                                  -------------------------


OTHER INSTRUCTIONS:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          BORROWING/CONVERSION NOTICE

TO:       NationsBank of Tennessee, N.A., Agent

LENDERS:  Parties to the Loan Agreement
                                                         Date: __________, 199_
BORROWER: Physicians Resource Group, Inc.

          This notice is delivered under that First Amended and Restated Loan Agreement (as renewed, extended and amended, the "Loan Agreement") dated as of November 28, 1997, among Agent, Borrower and Lenders. Terms defined in the Loan Agreement have the same meanings when used -- unless otherwise defined -- in this request.

          Borrower requests a Loan under the Loan Agreement as follows:

The requested draw is from the Revolving Credit Loan.

Borrowing Date/1/                                             ___________, 199_

Amount of Borrowing                                          $_________________

Type of Borrowing/2/                                         __________________

For LIBOR Loans, the Interest Period/3/                                 1 month

Select one:

            ___ The proceeds of the requested Loan shall be disbursed to Borrower as provided in the Loan Agreement. The purpose of the requested Loan is (select one for this Loan):

                 ___ New advance for working capital

                 ___ New advance for the permitted repayment of indebtedness

            ___ The proceeds of the requested LIBOR Loan shall be applied to the payment of Borrower's existing Base Rate Loan, this new Loan being a conversion of a Base Rate Loan to a LIBOR Loan

            ___ The proceeds of the requested LIBOR Loan shall be applied to the payment of the following LIBOR Loan, subject to all requirements of the Loan Agreement, this new Loan being a conversion of a LIBOR Loan to a different LIBOR Loan:

_________________________
  /1/Next Banking Day for Base Rate Loans, third following Banking Day for
     LIBOR Loans
  /2/LIBOR or Base Rate Loan.

                      Date:
                           --------------------------
                      Amount:
                             ------------------------
                      Interest Period:
                                      ---------------

          ___ The proceeds of the requested Base Rate Loan shall be applied to the payment of the following LIBOR Loan, subject to all requirements of the Loan Agreement, this new Loan being a conversion of a LIBOR Loan to a Base Rate Loan:

                      Date:
                           --------------------------
                      Amount:
                             ------------------------
                      Interest Period:
                                      ---------------

                      Date:
                           --------------------------
                      Amount:
                             ------------------------
                      Interest Period:
                                      ---------------

          Borrower certifies that on the date hereof and on the date of the above Borrowing Date -- after giving effect to the requested Loan -- (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects -- unless they speak to a specific date or the facts on which they are based have been changed by transactions contemplated or permitted by the Loan Agreement, (b) no Event of Default or Unmatured Default will exist, and (c) all conditions to Borrower's right to receive the requested Loan under the Loan Agreement have been satisfied.

                                  PHYSICIANS RESOURCE GROUP, INC., Borrower


                                  By:
                                     -----------------------------------------
                                  (Name)
                                        --------------------------------------
                                  (Title)
                                         -------------------------------------